Exhibit 2.1

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

AGREEMENT AND PLAN OF MERGER

by and among

SOUNDHOUND, INC.

a Delaware corporation,

IRIS MERGER SUB, INC.,

a Delaware corporation,

INTERACTIONS CORPORATION,

a Delaware corporation,

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Stockholders’ Agent, and

and

Solely for the purposes of Section 4.7 and Section 6.15 hereof,
SOUNDHOUND AI, INC.

___________________________

Dated as of September 3, 2025

___________________________

i

3.3	Financing	54
3.4	Litigation	54
3.5	No Prior Activity	54
3.6	Inspection; No Other Representations	54
3.7	Disclaimer of Other Representations and Warranties	54

Article IV Additional Agreements		55

4.1	Confidentiality; Public Disclosure	55
4.2	Spreadsheet	56
4.3	Expenses	56
4.4	Tax Matters	56
4.5	Director and Officer Indemnification; E&O Tail Policy	58
4.6	Employee Matters	59
4.7	Retention Pool	60

Article V Indemnity Holdback Fund and Indemnification		60

5.1	Certain Definitions	60
5.2	Indemnification	61
5.3	Limitations to the Indemnification Obligations of the Indemnifying Parties	63
5.4	Indemnity Holdback Fund	64
5.5	Claims	65
5.6	Stockholders’ Agent	66
5.7	Third-Party Claims	68
5.8	Treatment of Indemnification Payments	68
5.9	Exclusive Remedy	68

Article VI General Provisions		69

6.1	Survival of Representations, Warranties and Covenants	69
6.2	Notices	69
6.3	Interpretation	70
6.4	Amendment	71
6.5	Extension; Waiver	71
6.6	Counterparts	71
6.7	Entire Agreement; Parties in Interest	72
6.8	Assignment	72
6.9	Severability	72
6.10	Remedies Cumulative; Specific Performance	72
6.11	Governing Law	72
6.12	Rules of Construction	73
6.13	WAIVER OF JURY TRIAL	73
6.14	Post-Closing Representation, Protected Communications	73
6.15	Guaranty	74

ii

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Written Consent
Exhibit C	Form of Stockholder Agreement
Exhibit D	Form of the Certificate of Merger
Exhibit E-1	Form of FIRPTA Notice
Exhibit E-2	Form of FIRPTA Notification Letter
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Paying Agent Agreement

Schedules

Company Disclosure Letter
Schedule A	-	Consenting Stockholders
Schedule B	-	Accounting Principles
Schedule C	-	Specified Stockholder
Schedule 1.3(a)(xvii)	-	Bonus Recipients
Schedule 1.9(a)(iii)(A)	-	Legacy Offerings
Schedule 1.9(a)(iii)(B)	-	Legacy Customers
Schedule 5.2(a)(x)	-	Special Indemnity Matters

iii

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 3, 2025 (the “Agreement Date”), by and among SoundHound, Inc., a Delaware corporation (“Acquirer”), Iris Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquirer (“Merger Sub”), Interactions Corporation, a Delaware corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the stockholders’ representative, agent and attorney-in-fact (the “Stockholders’ Agent”) and, solely for the purposes of Section 4.7 and Section 6.15 hereof, SoundHound AI, Inc., a Delaware corporation (“Parent” or “Guarantor”). Certain other terms used herein are defined in Exhibit A.

Recitals

A.	Acquirer, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company, pursuant to which the Company will survive and become a wholly owned subsidiary of Acquirer (the “Merger”) in accordance with this Agreement and the DGCL.

B.	The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (i) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) adopted a resolution directing that the adoption of this Agreement and the approval of the principal terms of the Merger be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger.

C.	Immediately following the execution and delivery of this Agreement, the Company will solicit and secure from each Company Stockholders identified on Schedule A (collectively, the “Consenting Stockholders”), and deliver to Acquirer within three hours following the execution and delivery of this Agreement, (a) a written consent in substantially the form attached hereto as Exhibit B (a “Written Consent”) evidencing the obtainment of the Company Stockholder Approval and (b) a stockholder agreement in substantially the form attached hereto as Exhibit C (the “Stockholder Agreement”) executed by each Consenting Stockholder.

Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
THE MERGER

1.1 The Merger.

(a) Merger of Merger Sub. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a duly executed certificate of merger in the form attached hereto as Exhibit D (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, with the Merger becoming effective as of such filing or as otherwise set forth in the Certificate of Merger (the “Effective Time”). At the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as a wholly owned Subsidiary of Acquirer (hereinafter, the “Surviving Corporation”) (and references herein to the Company for periods after the Effective Time shall include the Surviving Corporation).

(b) Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. At the Effective Time, unless otherwise determined by Acquirer: (A) the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation in the Merger as of the Effective Time, and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation in the Merger as of the Effective Time, until thereafter amended in accordance with Applicable Law, (B) each issued and outstanding share of Company Capital Stock will cease to exist and (C) each issued and outstanding share of capital stock of Merger Sub will become one share of Company common stock.

(c) Directors and Officers. Unless otherwise determined by Acquirer prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Unless otherwise determined by Acquirer prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the bylaws of the Surviving Corporation.

1.2 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing” and the date upon which the Closing occurs, the “Closing Date”) will take place on the date hereof by exchange of electronic deliveries and signatures, unless otherwise agreed by Acquirer and the Company.

1.3 Closing Deliveries.

(a) Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing:

(i) certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying that that the Spreadsheet is true, correct and complete;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) certificate of incorporation, including all amendments thereto, as in effect immediately prior to Closing (the “Certificate of Incorporation”), (B) bylaws, including all amendments thereto, as in effect immediately prior to Closing and (C) (I) unanimous resolutions of the Board (1) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable and in the best interests of the Company and the Company Stockholders, (2) approving this Agreement in accordance with Applicable Law and (3) directing that the adoption of this Agreement and the approval of the principal terms of the Merger be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger;

(iii) Written Consents, executed by (A) the Consenting Stockholders and (B) the holders of at least 95% of the shares of Company Series G-3 Stock (calculated on an as-converted to Company Common Stock basis) outstanding as of immediately prior to the Effective Time;

(iv) Stockholder Agreements, executed by holders of at least 95% of the shares of Company Series G-3 Stock (calculated on an as-converted to Company Common Stock basis) outstanding as of immediately prior to the Effective Time;

(v) (A) a written acknowledgment executed by any Person set forth on Schedule 2.18 of the Company Disclosure Letter in form and substance reasonably satisfactory to Acquirer and (B) final invoices delivered by any advisor or vendor entitled to receive Transaction Expenses;

(vi) unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, a resignation letter reasonably satisfactory to Acquirer executed by each director or limited liability company manager and officer of the Company and of each Company Subsidiary in office immediately prior to the Closing, in each case, effective as of, and contingent upon, the Closing;

(vii) unless otherwise requested by Acquirer in writing no less than five Business Days prior to the Closing Date, a true, correct and complete copy of resolutions adopted by the Board or any applicable committee thereof, certified by the Secretary of the Company, terminating, or if sponsored by a professional employer (or similar organization), withdrawing from participation in, (A) the Company Option Plans, effective as of and contingent upon the Closing; and (B) the Company’s 401(k) Plan (the “401(k) Plan”), effective as of the Business Day immediately preceding the Closing Date and contingent on the Closing;

(viii) certificates of good standing, dated within five Business Days prior to the Closing Date, certifying that the Company and each applicable Company Subsidiary are in good standing (or equivalent if such concept is recognized by such jurisdiction) and, to the extent applicable, that all applicable Taxes and fees of the Company and each applicable Company Subsidiary through and including the Closing Date have been paid;

(ix) FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit E-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit E-2, dated as of the Closing Date and executed by the Company;

(x) the Spreadsheet, completed in a form reasonably satisfactory to Acquirer;

(xi) the Company Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the information contained therein;

(xii) payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt for borrowed money, which letters provide for the release of all Encumbrances relating to such Company Debt following satisfaction of the terms contained in such payoff letters (including the payment in full and discharge of all principal and accrued but unpaid interest and any premiums or other fees payable in connection with such Company Debt) (the amounts payable pursuant to such payoff letter or similar instruments, the “Payoff Amounts”);

(xiii) the Certificate of Merger, duly executed by the Company;

(xiv) the Amended and Restated Technology Support Services Agreement, in a form that is reasonably satisfactory to Acquirer and duly executed by Interaction LLC and Interactions Virtual Assistant India LLP; and

(xv) a Participation Notice to the Company’s Amended and Restated Management Incentive Plan, in form and substance reasonably satisfactory to Acquirer, duly executed and delivered by each recipient receiving a bonus under the Company’s Amended and Restated Management Incentive Plan (or who would otherwise receive a bonus under the Company’s prior Management Incentive Plan), which shall include the individuals set forth on Schedule 1.3(a)(xvii).

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.3(a) shall not be deemed to be an agreement by Acquirer that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

(b) Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing:

(i) the Paying Agent Agreement, duly executed by Acquirer.

1.4 Treatment of Company Securities.

(a) Company Shares.

(i) At the Effective Time, on the terms and subject to the conditions of this Agreement (including Section 1.5), by virtue of the Merger and without further action by any party, (A) each share of Company Series G-3 Stock (other than Dissenting Shares, if any, and shares that are owned by the Company as treasury stock, if any) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5, (1) an amount in cash equal to the portion of the Upfront Consideration payable in respect of such share as set forth on the Spreadsheet, (2) an amount in cash equal to the portion of the [*****] Amount payable in respect of such share as set forth on the Spreadsheet if and only if the [*****] Amount becomes payable pursuant to Section 1.8(a) and (3) an amount in cash equal to the portion of the applicable Earnout Payment payable in respect of such share as set forth on the Spreadsheet if and only if any Earnout Amount becomes payable pursuant to Section 1.9, and (B) each share of Company Series G-1 Stock (other than Dissenting Shares, if any, and shares that are owned by the Company as treasury stock, if any) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5, an amount in cash equal to the G-1 Per Share Amount. The amount of cash each Company Stockholder is entitled to receive pursuant to this Section 1.4(a)(i) for such shares of Company Series G-3 Stock and Company Series G-1 Stock shall be rounded down the nearest whole cent.

(ii) At the Effective Time, on the terms and subject to the conditions of this Agreement, by virtue of the Merger and without further action by any party, each share of Company Capital Stock (other than the Company Series G-3 Stock and Company Series G-1 Stock) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any and shares that are owned by the Company as treasury stock, if any) shall be cancelled and extinguished without any consideration therefor.

(b) Treatment of Company Options.

(A) At the Effective Time, each outstanding Company Option shall, without any further action on the part of any holder thereof, expire and be cancelled and extinguished without any present or future right to receive any consideration therefor, in each case in accordance with the Company Option Plans.

(B) Prior to the Closing, and subject to the reasonable review and approval of Acquirer, the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.4(b) under the Company Option Plans, all Company Option agreements, any other plan or arrangement of the Company (whether written or oral, formal or informal), and any Applicable Law, including adopting all resolutions, giving all notices, obtaining consents from each holder of such Company Options and taking any other actions that are reasonably necessary to effectuate this Section 1.4(b).

(c) Treatment of Company Warrants. No Company Warrants shall be assumed or substituted by Acquirer or shall be outstanding following the Closing. At the Effective Time, each Company Warrant that is outstanding as of immediately prior to the Effective Time shall be automatically terminated and cancelled as of the Effective Time without any present or future right to receive any consideration therefor and each holder thereof shall cease to have any rights with respect thereto.

(d) Treatment of Company Shares Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Closing shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(e) Treatment of Capital Stock of Merger Sub. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).

(f) Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Closing are personal to each such Company Securityholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Company Securityholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(g) No Interest. Notwithstanding anything to the contrary herein, no interest shall accumulate on any cash payable in connection with the consummation of the Transactions.

(h) Spreadsheet. Acquirer is permitted and authorized to rely on the allocations set forth in the Spreadsheet and shall have no responsibility or liability with respect to any error in such allocations.

(i) Maximum Consideration. Notwithstanding anything the contrary herein, in no event shall the aggregate consideration payable pursuant to this Section 1.4 exceed the Aggregate Consideration.

(j) Appraisal Rights. Notwithstanding anything to the contrary herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Aggregate Consideration (if any), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Aggregate Consideration (if any) in respect of such shares as if such shares never had been Dissenting Shares. The Company shall provide to Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL. The Company shall not, except with the prior written consent of Acquirer (which shall not be unreasonably withheld, conditioned, or delayed), or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 5.2, the payout of consideration under this Agreement to the Company Stockholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.4(j) and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any other Company Stockholder.

1.5 Payment Procedures.

(a) Surrender of Certificates.

(i) As soon as reasonably practicable (but in no event later than two Business Days) after the Closing, to the extent not previously delivered, Acquirer shall deliver, or cause to be delivered, a letter of transmittal in the form attached hereto as Exhibit F together with instructions for use thereof (including any applicable attachments thereto or other documentation required thereby, including a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, the “Letter of Transmittal”) to each holder of record of shares of Company Series G-3 Stock and Company Series G-1 Stock that were issued and outstanding immediately prior to the Effective Time. The Letter of Transmittal shall specify that delivery of the certificates or instruments that immediately prior to the Effective Time represented issued and outstanding shares of Company Series G-3 Stock and Company Series G-1 Stock (the “Certificates”) shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by Acquirer or its agent (or, in the case of any lost, stolen or destroyed Certificate, an affidavit of lost certificate), together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Acquirer may reasonably specify.

(b) Closing Consideration.

(i) On the Closing Date, Acquirer shall cause to be deposited with PNC Bank, N.A. (the “Paying Agent”) the portion of the Upfront Consideration and Series G-1 Consideration payable at Closing to the Company Stockholders pursuant to Section 1.4(a), minus the Holdback Amount minus the Expense Fund Amount.

(ii) As soon as reasonably practicable following the Closing Date and upon delivery to Acquirer or its agent of a Certificate (to the extent shares of Company Series G-3 Stock or Company Series G-1 Stock are certificated), together with a properly completed and duly executed Letter of Transmittal and, solely with respect to the Company Series G-3 Stockholders, a properly completed and duly executed Stockholder Agreement, Acquirer shall instruct the Paying Agent to pay (x) to each Company Series G-3 Stockholder the portion of the Upfront Consideration payable at the Closing to such Company Series G-3 Stockholder pursuant to Section 1.4(a), minus, such Company Series G-3 Stockholder’s Pro Rata Share of the sum of (A) the Holdback Amount and (B) the Expense Fund Amount and (y) to each Company Series G-1 Stockholder, the portion of the Series G-1 Consideration payable at Closing to such Company Series G-1 Stockholder pursuant to Section 1.4(a).

(iii) On the Closing Date, Acquirer shall transfer by wire transfer of immediately available funds the aggregate amount of unpaid Transactions Expenses payable to third-parties to the Paying Agent for further payment by the Paying Agent to account(s) specified by the intended recipients thereof subject to applicable withholding tax.

(iv) On the Closing Date, Acquirer shall transfer by wire transfer of immediately available funds the aggregate amount of Payoff Amounts to the Paying Agent for further payment by the Paying Agent to account(s) specified by the intended recipients thereof subject to applicable withholding tax.

(c) Holdback Funds.

(i) Notwithstanding anything to the contrary set forth in this Agreement, Acquirer shall withhold from each Indemnifying Party’s applicable portion of the Upfront Consideration payable to such Indemnifying Party pursuant to Section 1.4(a) such Indemnifying Party’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount, to be held in accordance with Section 1.7 and Article V. On the Closing Date, Acquirer shall transfer or cause to be transferred by wire transfer of immediately available funds the Expense Fund Amount to the Stockholders’ Agent pursuant to Section 5.6(d).

(ii) The adoption of this Agreement and the approval of the principal terms of the Merger by the Company Stockholders shall constitute, among other things, approval of Acquirer’s withholding of the Adjustment Holdback Amount. (the aggregate amount of cash so held by Acquirer from time to time, the “Adjustment Holdback Fund”) and the Indemnity Holdback Amount (the aggregate amount of cash so held by Acquirer from time to time, the “Indemnity Holdback Fund”) from the Upfront Consideration as provided in Sections 1.5(b)(i) and 1.5(b)(ii). The Holdback Amount, and each Indemnifying Party’s Pro Rata Share thereof, shall be held and distributed by the Acquirer in accordance with Section 1.7 and Article V.

(d) In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e) Transfers of Ownership. If any cash payable pursuant to Section 1.4 is to be paid, as applicable, to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that such Certificate shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of such Certificate, or established to the satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.5, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. Acquirer is not assuming, and shall not assume, any obligations or Liabilities under (i) any options or warrants to purchase or otherwise acquire any shares of Company Capital Stock or (ii) any other direct or indirect rights to acquire shares of Company Capital Stock. The Company shall take all actions necessary or appropriate, including providing any required notices, so that any direct or indirect rights to acquire shares of Company Capital Stock shall be terminated as of the Effective Time.

(g) Unclaimed Consideration. Each holder of a Certificate who has not theretofore complied with the exchange procedures set forth herein shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Aggregate Consideration payable pursuant to Section 1.4 in respect of such Certificate. Notwithstanding anything to the contrary herein, if any Certificate has not been surrendered prior to the earlier of the date that is one year following the Closing Date and such date on which the applicable portion of the Aggregate Consideration payable pursuant to Section 1.4 in respect of such Certificate would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

1.6 No Further Ownership Rights in the Company Capital Stock. The applicable portion of the Aggregate Consideration paid or payable, as applicable, following the surrender for exchange of the Certificates in accordance with this Agreement shall be paid or payable, as applicable, in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate, document or instrument representing shares of Company Capital Stock is presented to the Surviving Corporation for any reason, such Certificate, document or instrument (and the underlying shares of Company Capital Stock) shall be cancelled and exchanged as provided in this Article I.

1.7 Company Net Working Capital Adjustment.

(a) Within 120 days after the Closing Date, Acquirer shall deliver to the Stockholders’ Agent a statement (the “Acquirer Closing Statement”) setting forth Acquirer’s good faith calculation as of the Closing Date and immediately prior to the Effective Time of (i) the Company Net Working Capital, (ii) the amount of Company Debt, (iii) the amount of Company Cash and (iv) the amount of Transaction Expenses. Acquirer shall provide the Stockholders’ Agent and its representatives reasonable access upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of the Acquirer Closing Statement and shall cause its personnel to reasonably cooperate with the Stockholders’ Agent in connection with its review of the Acquirer Closing Statement.

(b) The Stockholders’ Agent shall have 30 days within which to review the Acquirer Closing Statement after Acquirer’s delivery thereof. The Stockholders’ Agent may object to any calculation set forth in the Acquirer Closing Statement by providing written notice of such objection to Acquirer within 30 days after Acquirer’s delivery of the Acquirer Closing Statement (the “Notice of Objection”), together with the basis of its objection in reasonable detail and any supporting documentation, information and calculations. If a Notice of Objection is not provided within such 30-day period, the Acquirer Closing Statement (and each of the calculations set forth therein) shall be deemed final.

(c) If the Stockholders’ Agent provides the Notice of Objection, then Acquirer and the Stockholders’ Agent shall confer in good faith for a period of up to 30 days following Acquirer’s receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Indemnifying Parties.

(d) If, after the 30-day period set forth in Section 1.7(c), Acquirer and the Stockholders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Stockholders’ Agent shall engage one of the “big four” independent certified public accounting firm or other nationally or regionally recognized independent certified public accounting firm reasonably acceptable to both Acquirer and the Stockholders’ Agent and with whom neither Acquirer nor the Company have a preexisting engagement in effect (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Stockholders’ Agent and any calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 45 days following its engagement) determine the resolution of such remaining disputed matters and render a written decision as to each disputed matter in the Notice of Objection that is submitted to the Reviewing Accountant, including a statement in reasonable detail of the basis for its determination, which determination shall (absent fraud or manifest error) be final and binding on the parties hereto and the Indemnifying Parties. All communications between the Stockholders’ Agent and Acquirer or any of their respective Representatives, on the one hand, and the Reviewing Accountant, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating party. The Reviewing Accountant shall be instructed to resolve the unresolved disputed matters in accordance with the definitions of Company Net Working Capital, Company Debt, Company Cash and Transaction Expenses and shall be instructed not to independently investigate any other matters. In no event shall the decision of the Reviewing Accountant provide for a calculation of any element of the Upfront Consideration that is less than the lower calculation thereof shown in the Acquirer Closing Statement or in the Notice of Objection or greater than the higher calculation thereof shown in the Acquirer Closing Statement or in the Notice of Objection.

(e) If the Upfront Consideration as finally determined pursuant to Section 1.7(b), Section 1.7(c) and/or Section 1.7(d), as the case may be (the “Final Upfront Consideration”), is less than the Upfront Consideration that was calculated in accordance with the Company Closing Financial Certificate (such difference, the “Upfront Consideration Shortfall”), the Upfront Consideration Shortfall shall be recovered by Acquirer from the Adjustment Holdback Fund and if the Upfront Consideration Shortfall is greater than the Adjustment Holdback Amount, Acquirer shall be entitled to recover such excess from the Indemnifying Parties in accordance with Article V. If there is any amount remaining in the Adjustment Holdback Fund after such recovery by Acquirer, Acquirer shall as soon as reasonably practicable, but in any case within three Business Days after the final determination, wire such amount to the Paying Agent for further distribution to the Indemnifying Parties in accordance with their respective Pro Rata Share, rounded down to the nearest cent.

(f) If the Final Upfront Consideration is greater than the Upfront Consideration that was calculated in accordance with the Company Closing Financial Certificate (such difference, the“Upfront Consideration Surplus”), then the Upfront Consideration Surplus shall be deemed to be added to the Upfront Consideration and as promptly as practicable thereafter, Acquirer shall as soon as reasonably practicable, but in any case within three Business Days after the final determination, wire an amount of cash equal to the Upfront Consideration Surplus plus the Adjustment Holdback Amount to the Paying Agent for further distribution to the Indemnifying Parties in accordance with their Pro Rata Share, rounded down to the nearest cent.

(g) The fees, costs and expenses of the Reviewing Accountant shall be allocated between the Stockholders’ Agent (on behalf of the Company Stockholders), on the one hand, and Acquirer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Reviewing Accountant that is unsuccessfully disputed by each such party (as finally determined by the Reviewing Accountant) bears to the total amount of such disputed items so submitted.

1.8 [*****] Payment.

(a) On the terms and subject to the conditions of this Agreement, including any deductions for any applicable indemnity offsets permitted herein, Acquirer shall pay the Company Series G-3 Stockholders an aggregate amount equal to [*****] (the “[*****] Amount”) in cash if and only if, [*****]; provided that the [*****] Amount payable to the Company Series G-3 Stockholders shall be reduced by the aggregate amount of bonus payments out of the [*****] Pool (as defined in the MIP) payable pursuant to the MIP (including the employer portion of any employment-related Taxes arising in connection with any such payments).

(b) As soon as reasonably practicable, but in any case within three Business Days after the final determination that the [*****] Amount is payable in accordance with Section 1.8(a), subject to deductions for any applicable indemnity offsets permitted under Section 5.3(f) and the bonus payments as set forth in Section 1.8(a), Acquirer shall wire the remaining balance of the [*****] Amount to the Paying Agent for further distribution to the Company Series G-3 Stockholders in accordance with Section 1.4 and the Spreadsheet.

1.9 Earnout.

(a) Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Earnout Period” means each of the First Earnout Period and the Second Earnout Period, as applicable.

(ii) “First Earnout Period” means calendar year 2026, commencing January 1, 2026 and ending December 31, 2026.

(iii) “Interactions Business Revenue” means the following:

(A) Legacy Offerings. Revenue from any product or services, whether or not renamed, rebranded or modified, listed on Schedule 1.9(a)(iii)(A), or as agreed by Acquirer and Stockholders’ Agent, when sold to any customer (the “Legacy Offerings”).

(B) Successor Offerings. Revenue from any product or service of Parent or its Subsidiaries that is materially different from, and replaces a Legacy Offering and serves a substantially similar function, or as agreed by Acquirer and Stockholders’ Agent, (each, a “Successor Offering”), but only to the extent such revenue is generated from a customer list on Schedule 1.9(a)(iii)(B) (the “Legacy Customers”).

(C) Attributed Cross-Sell Revenue. The portion of revenue allocated to (i) a Legacy Offering when sold as part of a bundled package to any customer, or (ii) a Successor Offering when sold as part of a bundled package to a Legacy Customer. Such allocation shall be made in accordance with ASC 606 using relative standalone selling prices (“SSP”). If SSP for any component is not reasonably determinable, such allocation shall be based on the relative list prices of the components. If neither SSP nor list price is available for any component, the portion allocated to the Legacy Offering or Successor Offering shall be a fixed percentage of 25% of the total sale price for the bundled package.

(iv) “Second Earnout Period” means calendar year 2027, commencing January 1, 2027 and ending December 31, 2027.

(v) “Total Revenue” means, with respect to each Earnout Period, the Interactions Business Revenue in such Earnout Period, determined in U.S. dollars in accordance with the Accounting Principles. For the avoidance of doubt, Total Revenue shall (A) be calculated net of any discounts, rebates, credits, refunds, chargebacks, sales, use or similar taxes, and shall exclude any intercompany revenue between Parent and its Subsidiaries and (B) exclude: (I) revenue derived from Parent’s and its Subsidiaries’ (excluding the Company and the Company Subsidiaries after the Closing) products and services (including but not limited to “Amelia”, “Smart Ordering”, or “Smart Answering” branded offerings and, including, for the avoidance of doubt, any such revenue generated from any Legacy Customer that is an existing customer of Parent or its Subsidiaries as of immediately prior to the Closing) unless such revenue is explicitly included pursuant to Section 1.9(a)(iii)(B) or (C) above; and (II) revenue derived from any business or product line acquired by Parent or its Subsidiaries after the Closing Date.

(b) Earnout Payments. On the terms and subject to the conditions of this Agreement, including any deductions for any applicable indemnity offsets permitted herein, the Company Series G-3 Stockholders shall be eligible to receive from Acquirer up to $25,000,000 (the “Maximum Earnout Amount”) in cash contingent upon the achievement of certain revenue metrics (each, an “Earnout Metric”, and together, the “Earnout Metrics”) as follows; provided that, for the avoidance of doubt, in no event shall Acquirer be obligated to pay an aggregate amount of Earnout Payments exceeding the Maximum Earnout Amount minus the [*****] Amount if such amount is paid pursuant to Section 1.8:

(i) Up to $12,500,000 shall be payable on a linear pro rata basis from [*****] based on the extent to which the Total Revenue during the First Earnout Period equals [*****] (the “Initial Earnout Payment”); provided that, (A) if the [*****] Amount is paid, the Initial Earnout Payment shall be reduced by the [*****] Amount and (B) the Initial Earnout Payment shall be reduced by the aggregate amount of bonus payments out of the Initial Earnout Pool (as defined in the MIP) payable pursuant to the MIP (including the employer portion of any employment-related Taxes arising in connection with any such payments).

(ii) Up to $12,500,000 (the “Maximum Per Year Amount”) shall be payable on a linear pro rata basis from [*****] based on the extent to which the Total Revenue during the Second Earnout Period equals [*****] (the “Second Earnout Payment” and together with the Initial Earnout Payment, the “Earnout Payments”); provided that the Second Earnout Payment shall be reduced by the aggregate amount of bonus payments out of the Second Earnout Pool (as defined in the MIP) payable pursuant to the MIP (including the employer portion of any employment-related Taxes arising in connection with any such payments).

(iii) By way of illustration only (subject to the deduction of the [*****] Amount pursuant to Section 1.9(b)(i)):

(A) if the Total Revenue for the applicable Earnout Period is equal to [*****], the applicable Earnout Payment shall be equal [*****];

(B) if the Total Revenue for the applicable Earnout Period is equal to or greater than [*****], the applicable Earnout Payment shall be equal to [*****];

(C) if the Total Revenue for the applicable Earnout Period is [*****], the applicable Earnout Payment would be equal to [*****]; and

(D) if the Total Revenue for the applicable Earnout Period is [*****], the applicable Earnout Payment would not be earned.

(c) Review and Dispute Resolution.

(i) On or prior to the later of (x) the 30th day immediately following Acquirer’s receipt of its executed audit report from its independent registered public company accounting firm (or, if Acquirer is then not subject to the reporting requirements under Section 13(a) or 15(d) of the Exchange Act, its independent auditor) and (y) April 30th, for each of Acquirer’s fiscal years ending December 31, 2026 and December 31, 2027, Acquirer shall deliver to the Stockholders’ Agent a statement (each, an “Earnout Statement”) setting forth Acquirer’s good faith calculation of the (A) Total Revenue and (B) Earnout Payment (if any), in each case for such applicable Earnout Period. Acquirer shall provide the Stockholders’ Agent and its Representatives reasonable access upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of each Earnout Statement and shall cause its personnel to reasonably cooperate with the Stockholders’ Agent or its Representatives in connection with its review of each Earnout Statement.

(ii) The Stockholders’ Agent shall have 30 days within which to review a Earnout Statement after Acquirer’s delivery thereof. The Stockholders’ Agent may object to any calculation set forth in the Earnout Statement by providing written notice of such objection to Acquirer within 30 days after Acquirer’s delivery of the Earnout Statement (the “Notice of Earnout Objection”), together with the basis of its objection in reasonable detail and any supporting documentation, information and calculations. If a Notice of Earnout Objection is not provided within such 30-day period, the Earnout Statement (and each of the calculations set forth therein) shall be deemed final.

(iii) If the Stockholders’ Agent provides the Notice of Earnout Objection, then Acquirer and the Stockholders’ Agent shall confer in good faith for a period of up to 30 days following Acquirer’s receipt of the Notice of Earnout Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto.

(iv) If, after the 30-day period set forth in Section 1.9(c)(iii), Acquirer and the Stockholders’ Agent cannot resolve any matter set forth in the Notice of Earnout Objection, then Acquirer and the Stockholders’ Agent shall engage the Reviewing Accountant to review only the matters in the Notice of Earnout Objection that are still disputed by Acquirer and the Stockholders’ Agent and any calculations to the extent relevant thereto. After such review, the Reviewing Accountant shall promptly (and in any event within 45 days following its engagement) determine the resolution of such remaining disputed matters and render a written decision as to each disputed matter in the Notice of Objection that is submitted to the Reviewing Accountant, including a statement in reasonable detail of the basis for its determination, which determination shall (absent fraud or manifest error) be final and binding on the parties hereto. All communications between the Stockholders’ Agent and Acquirer or any of their respective Representatives, on the one hand, and the Reviewing Accountant, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating party. The Reviewing Accountant shall be instructed to resolve the unresolved disputed matters in accordance with the definitions of Total Revenue and Earnout Payments and shall be instructed not to independently investigate any other matters. In no event shall the decision of the Reviewing Accountant provide for a calculation of any element of Total Revenue and/or Earnout Payments that is less than the lower calculation thereof shown in the Earnout Statement or in the Notice of Earnout Objection or greater than the higher calculation thereof shown in the Earnout Statement or in the Notice of Earnout Objection.

(v) As soon as reasonably practicable after the final determination of each Earnout Payment in accordance with this Section 1.9, subject to any set-off pursuant to Article V and deduction of the [*****] Amount pursuant to Section 1.9(b)(i), if applicable, if any Earnout Payment is payable by Acquirer, the Stockholders’ Agent shall provide Acquirer with an updated Spreadsheet setting forth the allocation of the Earnout Payment among the Company Series G-3 Stockholders and as soon as reasonably practicable, but in any case within three Business Days after Acquirer receives such updated Spreadsheet, it shall deliver the applicable Earnout Payment (if any) to the Paying Agent for further distribution to the Company Series G-3 Stockholders in accordance with Section 1.4 and the updated Spreadsheet. The total amount of Earnout Payment(s) payable by Acquirer under this Section 1.9 shall be referred to as the “Earnout Amount”.

(d) During each Earnout Period, Acquirer shall not, and shall cause its Affiliates not to, (i) knowingly and intentionally take, or omit to take, any action (or series of actions) primarily for the purpose of preventing the achievement of any Earnout Metric or the payment of any Earnout Amount, or (ii) materially alter the Company’s pricing, billing, collection practices, or exclusively license material assets of the Business.

(e) (i) If a Change of Control occurs during the First Earnout Period, then an amount equal to the Maximum Earnout Amount shall be accelerated and become payable by Acquirer upon the consummation of such Change of Control and (ii) if a Change of Control occurs during the Second Earnout Period, then an amount equal to the Maximum Per Year Amount shall be accelerated and become payable by Acquirer upon the consummation of such Change of Control, in each case, subject to any set-off pursuant to Article V, deduction of the [*****] Amount pursuant to Section 1.9(b)(i) and deduction of the aggregate amount of bonus payments out of the Initial Earnout Pool and/or the Second Earnout Pool payable under the MIP (including the employer portion of any employment-related Taxes arising in connection with any such payments).

(f) Acknowledgements.

(i) Notwithstanding anything to the contrary herein but subject to Section 1.9(d), the Company Securityholders and the Stockholders’ Agent acknowledge and agree that: (A) Acquirer may operate the business of itself and its direct and indirect Subsidiaries (including the Company) as it determines in its sole discretion is in their best interests, subject to compliance with Applicable Law and this Agreement, including business decisions with respect to (1) the corporate structure of the Company, (2) the ownership and operation of the assets used in connection with the business of the Company, (3) allocation of corporate resources (including personnel and budgets) among its various product lines, regions and businesses and (4) the methods of promoting and advertising the businesses; (B) the obligations of Acquirer in respect of the Earnout Payments are only those expressly provided for in this Section 1.9, and no other express or implied covenants or duties shall apply; (C) no Person has made, and the Company has not relied upon, any representations or warranties regarding the Earnout Payments; and (D) any actions taken following the Effective Time by Parent or its Subsidiaries with respect to the operation of the business or the Company which are reasonably required in order to comply with Applicable Law, shall in no event be deemed to be, or form the basis of a claim for, a breach by Acquirer of this Section 1.9.

(ii) The Company Securityholders and the Stockholders’ Agent hereby acknowledge and agree, that: (A) the right to receive an Earnout Payment if and when earned in accordance with the terms hereof: (I) does not represent any ownership or equity participation interest in the Company, Acquirer or any of their respective Affiliates and does not entitle any Company Securityholder to voting rights or rights to dividend payments, (II) is solely represented by this Agreement and is not represented by any certificate, instrument or other delivery and (III) is solely a contractual right and is not a security for purposes of any securities laws, and confers upon Company Securityholders only the rights of a general unsecured creditor under Applicable Law, (B) the Earnout Payments do not bear interest and are not redeemable, (C) the Earnout Payments are speculative, subject to numerous factors outside the control of Acquirer and its Affiliates and there is no assurance that any Earnout Metric will be achieved, (D) neither Acquirer nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Company Securityholders or the Stockholders’ Agent and (E) Acquirer and the other parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the Earnout Payments.

(g) The right of any Company Securityholder to receive any portion of an Earnout Payment will not be assignable or transferable except, by operation of law or the laws of descent and distribution, divorce or community property, will or intestate succession, and any attempted or purported transfer in violation of this sentence will be null and void.

(h) [*****]

1.10 Tax Consequences. The parties hereto intend the Merger to be a Taxable sale of shares of Company Capital Stock by the Company Stockholders. Acquirer makes no representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other Transactions. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions.

1.11 Certain Taxes. [*****]

1.12 Withholding Rights. Each of Acquirer, the Surviving Corporation, their respective Affiliates and the Paying Agent shall be entitled to deduct and withhold from any payments of cash pursuant to this Agreement such amounts in cash as Acquirer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to any such payments under the Code or any provision of U.S. federal, state, local, provincial or non-U.S. Tax law. To the extent that amounts are so deducted, withheld, and paid over to the Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid, as applicable, to such Persons in respect of which such deduction and withholding was made. The Acquirer will use commercially reasonable efforts to provide (except with respect to employment or payroll Tax withholding, withholding due to non-delivery of the deliverable described in Section 1.3(a)(ix), or backup withholding) at least five days’ notice of withholding to the applicable payee(s), and the parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings and such payee shall have the opportunity to reduce or eliminate such withholding in a manner consistent with Applicable Law.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest Acquirer with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action reasonably necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.14 Exchange Rate. Any amounts to be converted into U.S. Dollars for the purpose of calculating any amounts under this Agreement, including the amount of the Company Net Working Capital, shall be converted into Dollars at the rate of exchange as published by the Wall Street Journal at https://www.wsj.com/market-data/currencies/exchangerates on the end of the trading day immediately prior to the Closing Date.

Article II
Representations and Warranties of the Company

Except as set forth in the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed)), the Company represents and warrants to Acquirer as follows as of the Agreement Date:

2.1 Organization, Standing, Power and Subsidiaries.

(a) The Company is a corporation duly incorporated and validly existing under the laws of Delaware. Each Company Subsidiary is in good standing (to the extent such concepts are recognized under Applicable Law in the applicable jurisdiction) under the laws of its jurisdiction of organization. The Company and each Company Subsidiary has the corporate or entity power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction except where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to be material to the Company. Neither the Company nor the Company Subsidiaries is in violation of any of the provisions of their respective certificate of incorporation, bylaws or equivalent organizational or governing documents.

(b) Schedule 2.1(b) of the Company Disclosure Letter lists each Company Subsidiary, their respective jurisdictions of organization and the holders of the Equity Interests thereof. Except as set forth on Schedule 2.1(b) of the Company Disclosure Letter, the Company is the owner of all of the issued and outstanding Equity Interests of each Company Subsidiary, free and clear of all Encumbrances. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary has any Subsidiaries or any direct or indirect equity interest in, or interest convertible or exchangeable or exercisable for equity interest in, or any loans to, any Person.

(c) Neither the Company nor any of the Company Stockholders has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company or any Company Subsidiary.

(d) Schedule 2.1(d) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board and the board of directors (or similar body) of each Company Subsidiary, (ii) the names of the members of each committee of the Board, the board of directors (or similar body) of each Company Subsidiary and (iii) the names and titles of the officers of each of the Company and the Company Subsidiaries.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 115,000,000 shares of Company Common Stock and (ii) 300,715,923 shares of Company Preferred Stock, of which 5,800,000 shares are designated as Company Series A-1 Stock, 1,724,678 shares are designated as Company Series A-2 Stock, 5,300,000 shares are designated as Company Series B Stock, 21,650,000 shares are designated as Company Series C Stock, 191,201,672 shares are designated as Company Series D Stock, 19,871,248 shares are designated as Company Series E Stock, 7,865,260 shares are designated as Company Series F Stock, 6,170,984 shares are designated as Company Series G Stock, 15,152,630 shares are designated as Company Series G-1 Stock, 15,152,630 shares are designated as Company Series G-2 Stock and 10,826,821 shares are designated as Company Series G-3 Stock. A total of 5,339,715 shares of Company Common Stock, 3,962,374 shares of Series A-1 Stock, 1,724,678 shares of Company Series A-2 Stock, 5,181,342 shares of Company Series B Stock, 15,053,511 shares of Company Series C Stock, 187,069,507 shares of Company Series D Stock, 19,871,248 shares of Company Series E Stock, 7,865,260 shares of Company Series F Stock, 6,061,885 shares of Company Series G Stock, no shares of Company Series G-1 Stock, 15,152,630 shares of Company Series G-2 Stock and 9,940,114 shares of Company Series G-3 Stock are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options under the Company Option Plans that are outstanding or the exercise of Company Warrants. The Company does not hold any treasury shares. Schedule 2.2(a) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of the name of each Person that is the registered owner of any shares of Company Common Stock, Company Series A-1 Stock, Company Series A-2 Stock, Company Series B Stock, Company Series C Stock, Company Series D Stock, Company Series E Stock, Company Series F Stock, Company Series G Stock, Company Series G-1 Stock, Company Series G-2 Stock and Company Series G-3 Stock and the number of such shares so owned by such Person, and the number and type of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments and whether a valid election was made under Section 83 of the Code with respect to any Unvested Company Shares. The number of such shares of Company Capital Stock set forth in Schedule 2.2(a) of the Company Disclosure Letter as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company. As of the Agreement Date, no shares of Company Capital Stock are Unvested Company Shares. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective assets are bound, except pursuant to applicable securities laws, the Certificate of Incorporation and as set forth in Schedule 2.2(a) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has ever declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends declared and unpaid by the Company or any of the Company Subsidiaries. Except as set forth in Schedule 2.2(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is under any obligation to register under the Securities Act or the rules and regulations promulgated thereunder or any other Applicable Law any shares of Company Capital Stock, any Equity Interests or any other securities of the Company or any of the Company Subsidiaries, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Capital Stock were issued in compliance with Applicable Law and all requirements set forth in the Certificate of Incorporation and any applicable Contracts to which the Company is a party or by which the Company, any of the Company Subsidiaries or any of its or their respective assets are bound.

(b) As of the Agreement Date, the Company has reserved 15,851,622 shares of Company Common Stock for issuance pursuant to awards granted under the Company Option Plans, of which 11,579,161 shares are subject to outstanding and unexercised Company Options and 4,272,461 shares remain available for issuance thereunder. Schedule 2.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Optionholders, and each Company Option, whether or not granted under the Company Option Plans, including the number of shares of Company Capital Stock subject to each Company Option, the exercise price per share of each Company Option, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax law), the expiration date, the Company Option Plans under which such Company Option was granted (if any). All Company Options listed on Schedule 2.2(b) of the Company Disclosure Letter that are denoted as incentive stock options under Section 422 of the Code so qualify and will continue to so qualify as of immediately prior to the consummation of the Transactions. In addition, Schedule 2.2(b) of the Company Disclosure Letter indicates which Company Optionholders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons, whether or not employed directly by the Company or via a professional employer organization or an employer of record). True, correct and complete copies of each Company Option Plans, all agreements and instruments relating to or issued under each Company Option Plans (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased or issuable under such Company Option) have been made available to Acquirer, and such Company Option Plans and Contracts have not been amended, modified or supplemented since being made available to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plans or Contracts in any case from those provided to Acquirer. All issued and outstanding shares of Company Capital Stock and all grants of Company Options were issued in compliance with all Applicable Law and all requirements set forth in applicable Contracts, including local securities law filings, foreign ownership and foreign exchange restrictions, rules governing labor matters, and any Tax withholding and reporting requirements and related filing and administrative obligations. All Company Options that have vested and been exercised have vested and been exercised in accordance with Applicable Law. The terms of the Company Option Plans permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the Company Optionholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options. All Company Options (including the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized by the Board or an appropriate committee thereof as of the applicable date of grant.

(c) Schedule 2.2(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Warrantholders, including the type and number of shares of Company Capital Stock subject to each issued and outstanding Company Warrant held by such Company Warrantholders and the per shar exercise price thereof. The Company has made available to Acquirer true, correct and complete copies of each Company Warrant.

(d) There are no authorized, issued or outstanding Equity Interests of the Company other than shares of Company Capital Stock, Company Warrants and Company Options set forth on Schedules 2.2(a), 2.2(b) and 2.2(c) of the Company Disclosure Letter, and no Person has any Equity Interests of the Company or any Company Subsidiary, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or any Company Subsidiary is a party or by which it or its assets is bound, (i) obligating the Company, or any of the Company Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or such Company Subsidiary or other rights to purchase or otherwise acquire any Equity Interests of the Company or such Company Subsidiary, whether vested or unvested, or (ii) obligating the Company or such Company Subsidiary to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract.

(e) No Company Debt (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting shares of the Company or any of the Company Subsidiaries, is issued or outstanding.

(f) Except for the repurchase of capital stock from service providers in connection with the termination of their employment, the Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock, Company Options, or any other Equity Interests. All shares of Company Capital Stock ever repurchased or redeemed by the Company were repurchased or redeemed in compliance with: (i) all applicable securities laws and (ii) all requirements set forth in the Certificate of Incorporation and all applicable Contracts.

(g) Except as set forth in Schedule 2.2(a) of the Company Disclosure Letter, there are no Contracts relating to voting of any Equity Interests of the Company or of any Company Subsidiary.

(h) Schedule 2.2(h) of the Company Disclosure Letter sets forth a true, correct and complete list of all individuals who as of the Agreement Date have been promised a grant of Company Options under an offer letter from, Contract with or other commitment from the Company or any Company Subsidiary (which has not expired, been rescinded or rejected), but who have not been granted such Company Options, including the number of Company Options, the start date or anticipated start date of such individual, the vesting commencement date and vesting schedule described in the offer letter from, Contract with or other commitment as to the vesting schedule for each such listed individual.

2.3 Authority; Non-contravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and each Transaction Document to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and the Company Subsidiaries. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (i) approved this Agreement and approved the Merger and the other Transactions and determined that this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with the provisions of Applicable Law and the Certificate of Incorporation and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and unanimously recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes of (A) the Company Stockholders holding a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (B) the Company Stockholders holding a majority of the outstanding shares of Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) and (C) the Company Stockholders holding a majority of the outstanding shares of Company Series G-3 Stock, which majority must include the shares held by the Lead G-3 Holders (as defined in the Certificate of Incorporation) are the only votes of the holders of shares of Company Capital Stock necessary to adopt this Agreement and the principal terms of the Merger (the “Company Stockholder Approval”). The execution of the Written Consent by the Consenting Stockholders is sufficient to effect the Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in accordance with the Certificate of Incorporation and Applicable Law, each as in effect at the time of such approval. The Merger constitutes a Qualified Change of Control as defined under the Exchange Agreement.

(b) The execution and delivery of this Agreement and the other Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the assets of the Company or any of the Company Subsidiaries or any share of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or other equivalent organizational or governing documents of the Company or any of the Company Subsidiaries, in each case as amended to date, (B) any Contract of the Company or any of the Company Subsidiaries or any Contract applicable to any of the assets of the Company or any of the Company Subsidiaries or (C) any Applicable Law or any Order to which the Company or any of the Company Subsidiaries or any of the assets owned or used by the Company or any of the Company Subsidiaries, is subject.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s or any of the Company Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Transaction Document and Applicable Law.

2.4 Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to Acquirer its audited consolidated financial statements for each of the fiscal years ending December 31, 2023 and December 31, 2024 and its unaudited consolidated financial statements for the seven-month period ended July 31, 2025 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company and the Company Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the financial condition of the Company and the Company Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and the Company Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period Financial Statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iv) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved and (v) are true, correct and complete in all material respects.

(b) Neither the Company nor any of the Company Subsidiaries has any material Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of July 31, 2025 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s or any of the Company Subsidiaries’ business since the Company Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) unpaid Transaction Expenses. Except for Liabilities reflected in the Financial Statements, neither the Company nor any of the Company Subsidiaries has any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the sole purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.

(c) Except as set forth on Schedule 2.4(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has applied for or accepted (i) any loan pursuant to the PPP in Section 1102 and Section 1106 of the CARES Act, respectively, or (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act.

(d) Schedule 2.4(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt for borrowed money.

(e) Schedule 2.4(e) of the Company Disclosure Letter sets forth the names of all banks and other financial institutions at which the Company or any Company Subsidiary maintain accounts and the names of all Persons authorized to make withdrawals therefrom.

(f) The accounts receivable of the Company and the Company Subsidiaries as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business, represented bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet, or in the Company Closing Financial Certificate, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the receivables.

(g) Each of the Company and the Company Subsidiaries has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and the Company Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company or any of the Company Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company or any of the Company Subsidiaries, its independent auditors or, to the knowledge of the Company, any current or former employee, consultant or director of the Company or any of the Company Subsidiaries has identified or been made aware of any fraud, whether or not material, that involves the Company’s or any of the Company Subsidiaries or its or their management or other current or former employees, consultants or directors of the Company or any of the Company Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of the Company Subsidiaries, or any claim or allegation regarding any of the foregoing.

2.5 Absence of Changes. Except as set forth in Schedule 2.5 of the Company Disclosure Letter and as expressly provided by this Agreement, since the Company Balance Sheet Date:

(a) the Company and the Company Subsidiaries have conducted the Business only in the ordinary course of business and consistent with past practice;

(b) there has not occurred a Material Adverse Effect with respect to the Company or any of the Company Subsidiaries (taken as a whole);

(c) neither the Company nor any Company Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company or any Company Subsidiary for no less than $50,000 individually or $200,000 in the aggregate (other than the non-exclusive license of Company Products to its customers in the ordinary course of business consistent with past practice);

(d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company or any of the Company Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company or any of the Company Subsidiaries of any of its or their securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(e) neither the Company nor any of the Company Subsidiaries has entered into, amended, modified, terminated, or waived rights under any Material Contract, and there has not occurred any default by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto, under any Material Contract to which the Company or any of the Company Subsidiaries is a party or by which they are, or any of their respective assets and properties are, bound;

(f) there has not occurred any amendment or change to the Certificate of Incorporation or other equivalent organizational or governing documents of the Company or any of the Company Subsidiaries;

(g) neither the Company nor any of the Company Subsidiaries has established, entered into, adopted, terminated, or amended any employment or separation agreement (other than new agreements with non-executive employees in the ordinary course which do not provide for severance benefits), compensation or benefit plan, retirement policy, practice, arrangement, or agreement or other employee benefit plan;

(h) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or any of the Company Subsidiaries to any of its or their current or former directors, officers, employees or consultants, and there have not been any modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any of the Company Subsidiaries);

(i) neither the Company nor any of the Company Subsidiaries has committed to grant or provide (nor has granted any) increase or acceleration of funding, payment or vesting of any compensation or benefits;

(j) there has not occurred the execution of any employment Contracts or service Contracts with any Person with annual base salary of no less than $180,000 in the employ or service of the Company or any of the Company Subsidiaries;

(k) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company or any of the Company Subsidiaries, or any termination of employment of any such employees;

(l) there has not occurred any labor dispute or claim of unfair labor practices involving the Company or any of the Company Subsidiaries;

(m) neither the Company nor any of the Company Subsidiaries has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person;

(n) neither the Company nor any of the Company Subsidiaries has paid or discharged any Encumbrance or Liability that was not shown on the Company Balance Sheet or incurred in the ordinary course of business since the Company Balance Sheet Date;

(o) neither the Company nor any of the Company Subsidiaries has incurred any Liability to its directors, officers or Company Stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business);

(p) neither the Company nor any of the Company Subsidiaries has made any deferral of the payment of any accounts payable other than in the ordinary course of business, or in an amount in excess of $50,000, or given any discount, accommodation or other concession other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable;

(q) neither the Company nor any of the Company Subsidiaries has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(r) there have not been any capital expenditures relating to the Company or any of the Company Subsidiaries, execution of any lease to which the Company or any of the Company Subsidiaries is a party or incurrence of any obligations to make any capital expenditures or execute any lease; and

(s) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (p) (other than negotiations and agreements with Acquirer and its representatives regarding the Transactions).

2.6 Litigation. There is no pending Legal Proceeding to which the Company or any of the Company Subsidiaries is a party, and, no Legal Proceeding threatened in writing or, to the knowledge of the Company, orally, against the Company or any of the Company Subsidiaries or any of its or their respective assets or any of its or their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Company Subsidiaries). There is no Order against the Company or any of the Company Subsidiaries, or any of its or their assets, or, to the knowledge of the Company, any of its or their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries has any Legal Proceeding pending or threatened against any other Person, and to the knowledge of the Company, there is not any reasonable basis for any such Legal Proceeding.

2.7 Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any of the Company Subsidiaries that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company or any of the Company Subsidiaries, any acquisition of property by the Company or any of the Company Subsidiaries or the conduct or operation of the Business or limiting the freedom of the Company to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company or any of the Company Subsidiaries of exclusive rights or licenses (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (iii) solicit the services or business of any Person, or (iv) freely set prices for any products, services or technology, including the Company Products (including any most favored pricing provisions).

2.8 Compliance with Laws; Governmental Permits.

(a) The Company and each of the Company Subsidiaries has complied with, is not in violation of, and has not received any notice of violation with respect to, Applicable Law.

(b) The Company and each of the Company Subsidiaries holds, and has at all times held and maintained, each federal, state, county, local or foreign governmental consent, license, permission, consent, permit, grant or other authorization and approval (including having exercised relevant passporting rights) of a Governmental Entity (i) pursuant to which the Company or any of the Company Subsidiaries currently operates or holds any interest in any of its assets or properties or (ii) that is required to carry on the activities required for or in connection with the carrying on of the conduct of the Business as required by all Applicable Laws in the places and in the manner in which the Business of the Company is carried on or the holding of any such interest, in each case, which is material to the Company (all of the foregoing consents, licenses, permissions, consents, permits, grants and other authorizations and approvals, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, are not limited in duration or subject to any conditions and have been complied with in all respects. Schedule 2.8(b) of the Company Disclosure Letter identifies each Company Authorization.

(c) There are no circumstances that indicate and neither the Company nor any of the Company Subsidiaries has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, non-renewal, withdrawal, suspension, cancellation, termination or modification of any Company Authorization or any Company Authorization made subject to any restrictions, requirements or conditions, or which may confer a right of revocation, and to the knowledge of the Company, no such information notice or other communication is forthcoming. The Company and each of the Company Subsidiaries has complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated, revoked or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

2.9 Title to, Condition and Sufficiency of Assets; Real Property.

(a) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interest in all of its or their properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company and each of the Company Subsidiaries valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The assets and properties owned by each of the Company and the Company Subsidiaries (i) constitute all of the material assets and properties that are necessary for the Company or any of the Company Subsidiaries to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties and (ii) constitute all of the assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other asset or property or (B) the breach or violation of any Contract.

(c) Schedule 2.9(c) of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any of the Company Subsidiaries. The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property.

2.10 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “AI Commitments” means the Company’s or any of the Company Subsidiaries’ obligations under (A) Company AI Policies, (B) applicable contractual obligations to which the Company or any Subsidiary is bound with regard to the use of AI Technology, (C) legal requirements applicable to AI Technology, and (D) other public representations (including representations on Company Websites) made by or on behalf of the Company or any Company Subsidiary.

(ii) “AI Data” means any data Processed by or for the Company or any of the Company Subsidiaries in connection with the development, training, improvement, marketing, provision, deployment or use of Company AI Products, including all Training Data and data inputs and data outputs generated or produced by the Company AI Products.

(iii) “AI Technology” means deep learning, machine learning or other artificial intelligence technologies.

(iv) “Company AI Policies” means (A) the Company’s and each Company Subsidiary’s policies and procedures regarding AI Technology, whether applicable internally or published on Company Websites or otherwise made available by the Company or any of the Company Subsidiaries to any Person, and (B) third-party AI policies with which the Company or any of the Company Subsidiaries has been or is contractually obligated to comply.

(v) “Company AI Products” means all Company Products that employ, deploy, leverage or make use of AI Technology.

(vi) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to or otherwise used by the Company or any Company Subsidiary.

(vii) “Company Intellectual Property Agreements” means any Contract relating to any Company Intellectual Property to which the Company or any Company Subsidiary is a party or is bound by.

(viii) “Company-Owned Intellectual Property” means (A) the Company Registered Intellectual Property, (B) Intellectual Property that was developed for the Company or any of the Company Subsidiaries by full or part time employees, consultants and independent contractors of the Company or the Company Subsidiaries, and (C) all other Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary.

(ix) “Company Products” means all products or services (including any websites and mobile applications) currently or previously developed, produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of the Company or any Company Subsidiary, and all products or services currently under development by the Company or any Company Subsidiary.

(x) “Company Registered Intellectual Property” means the United States, international and foreign: (A) issued patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names (D) registered copyrights and applications for copyright registration, and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity, in each case owned by, registered, assigned to, filed in the name of, or otherwise included in the Company-Owned Intellectual Property.

(xi) “Company Source Code” means, collectively, any software source code or database specifications or designs, or any proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(xii) “Company Websites” means all web sites and mobile applications owned, operated or hosted by the Company or any Company Subsidiary or through which the Company or any Company Subsidiary conducts the Business (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter).

(xiii) “ICT Infrastructure” means the information and communications technology infrastructure and systems (including computer systems, software, software as a service, platform as a service, infrastructure as a service, hardware, firmware, workstations, routers, data communication lines, servers, networks, telecommunication systems, interfaces and related systems, information technology and related systems, and the Company Websites) that are or have been used in the Business and/or in connection with the Company Products.

(xiv) “Intellectual Property” means any and all forms of industrial and intellectual property, and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, discoveries, improvements, trade secrets, confidential and proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, AI Technology, all computer programs, source code, object code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, development tools, files, records and data, all schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data structures, databases, data compilations and collections, tools, concepts, techniques, methods, patterns, and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing or any intellectual property rights in any form and embodied in any media.

(xv) “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under substantially similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License), and any other license or distribution model described by the Open Source Initiative at www.opensource.org.

(xvi) “R&D Sponsor” means any Governmental Entity, public or private source, university, college, hospital, clinic, laboratory, research center or other educational or research institution, military, multi-national, bi-national or international organization or research center that has provided grants to the Company, any Company Subsidiary, or any developer, inventor or of other contributor to any Company-Owned Intellectual Property.

(xvii) “Third-Party Content” means any and all data, email messages, SMS or text messages, audio, video, images, and other communications, material, information or content posted, transmitted, displayed, or otherwise made available by a Person (other than the Company or any of the Company Subsidiaries), in whole or in part, via any website, software or other Intellectual Property, or service (including any social media service), and information derived from such communications, data, material, or content (including through analytics), in each case which have been obtained or derived in any manner (including, but not limited to, through an API or through “crawling,” “scraping,” or other collection methods).

(xviii) “Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.

(xix) “Training Data” means training data, validation data, test data, scraped or harvested datasets, or databases, in each case, used to train, finetune, enhance, or improve AI Technology.

(b) Status. The Company and/or each Company Subsidiary has full title and exclusive ownership of all Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances) and is duly licensed under or otherwise authorized to use, all other Company Intellectual Property. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary and sufficient for the conduct of, or that are used in or held for use for, the Business operated without: (i) the need for Acquirer to acquire or license any other intangible asset, intangible property or Intellectual Property right or (ii) the breach or violation of any Contract. Neither the Company nor any Company Subsidiary has transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property.

(c) Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the registrant, the status of such registration or application, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company within 90 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications applied for) subsisting and enforceable. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and/or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s or a Company Subsidiary’s ownership interests therein. The Company has made available to Acquirer tangible copies of all of the Company’s or any Company Subsidiary’s pending patent applications.

(d) Company Products. Schedule 2.10(d)(i) of the Company Disclosure Letter lists all Company Products currently or previously marketed, licensed, sublicensed, sold, distributed and/or performed by the Company and Company Subsidiaries. Except with respect to any Open Source Materials listed on Schedule 2.10(o) of the Company Disclosure Letter, Schedule 2.10(d)(ii) of the Company Disclosure Letter lists all Third-Party Intellectual Property incorporated into or distributed with each such Company Product, along with the applicable licensor of such Third-Party Intellectual Property and the applicable Company Intellectual Property Agreement under which the Company or any Company Subsidiary is licensed or otherwise authorized to use such Third-Party Intellectual Property.

(e) No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company, any Company Subsidiary or any developer, inventor or other contributor to such Company-Owned Intellectual Property (i) operating under any grants from any R&D Sponsor, (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor, or (iii) subject to any employment agreement, consulting or professional services agreement or invention assignment or nondisclosure agreement or other obligation with any R&D Sponsor that could adversely affect the Company’s rights in, or give any such third-party rights in or to, such Company-Owned Intellectual Property, other than rights to use the Company-Owned Intellectual Property for the sole benefit of the Company. Without limiting the foregoing, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for the Company or during the 12-month period immediately prior to his or her employment or engagement with the Company. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance on any Company Intellectual Property.

(f) Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company or any Company Subsidiary (i) prior to the inception of the Company or any Company Subsidiary or (ii) prior to their commencement of employment with the Company or any Company Subsidiary, in each case, have been duly and validly assigned to the Company without any conflict or breach of any such founder’s obligations to any third party, and neither the Company nor any Company Subsidiary has reason to believe that any such Person is unwilling to provide Acquirer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.

(g) Invention Assignment and Confidentiality Agreement. The Company and each Company Subsidiary has secured from all (i) current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Company Subsidiary and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company or any Company Subsidiary (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property and the Company or a Company Subsidiary has obtained the waiver of all non-assignable rights to the maximum extent permitted by Applicable Law. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company or any Company Subsidiary. Without limiting the foregoing, the Company and each Company Subsidiary has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors assigning all of each Author’s right and title to any Intellectual Property developed in the course of such Author’s employment or engagement with the Company or any Company Subsidiary to the Company or Company Subsidiary and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has made available to Acquirer copies of all forms of such disclosure and assignment documents currently and historically used by the Company or any Company Subsidiary. No Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Company Subsidiary’s rights in Company-Owned Intellectual Property.

(h) No Violation. No current or former founder, employee, consultant, advisor or independent contractor of the Company or any Company Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such founder, employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary, or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any agreement under which such founder, employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).

(i) Confidential Information. The Company and each Company Subsidiary has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company and each Company Subsidiary (including trade secrets, Company Source Code and Company Data) or provided by any third party to the Company or any Company Subsidiary (“Confidential Information”). All current and former employees, consultants, advisors and independent contractors of the Company, any Company Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations or unauthorized disclosure on the part of the Company, any Company Subsidiary or, to the knowledge of the Company, by any third party with respect to Confidential Information.

(j) Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Company Subsidiary has sent a written notice to any third party alleging infringement, misappropriation or other violation of any Company-Owned Intellectual Property. Neither the Company nor any Company Subsidiary has brought any Legal Proceeding for infringement, misappropriation or other violation of any Company-Owned Intellectual Property. Neither the Company nor any Company Subsidiary has any Liability for infringement, misappropriation or other violation of any Third-Party Intellectual Property or for unfair competition or trade practices under the Applicable Law of any jurisdiction. None of (i) the Company Products, (ii) the Company-Owned Intellectual Property nor (iii) the operation of the Business, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (B) the Company’s or any Company Subsidiary’s use of any product, device, process or service used in the Business, as previously conducted, currently conducted and as proposed to be conducted by the Company or any Company Subsidiary, has, does or will infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, nor constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Company or any Company Subsidiary conducts the Business or in which Company Products are manufactured, marketed, distributed, licensed or sold and there is no basis for any such claims. Neither the Company nor any Company Subsidiary has been a party to any Legal Proceeding or received any written or other communications (including any third-party reports by users) alleging that the Company or any Company Subsidiary has infringed, misappropriated, or otherwise violated or, by conducting the Business, would infringe, misappropriate, or otherwise violate any Third-Party Intellectual Property or that requires Company to take a license to, or to refrain from using, any Third-Party Intellectual Property. No Company Intellectual Property or Company Product is subject to any Legal Proceeding, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary, or that may affect the validity, use or enforceability of any Company Intellectual Property. Neither the Company nor any Company Subsidiary has received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted, infringes, misappropriates or otherwise violates any Third-Party Intellectual Property.

(k) Licenses; Agreements.

(i) Neither the Company nor any Company Subsidiary has granted any options, rights of first refusal or negotiation or other similar rights, licenses or agreements of any kind relating to any Company-Owned Intellectual Property, other than nonexclusive licenses on the Company’s or any Company Subsidiary’s unmodified standard form of customer Contract for the Company Products (copies of which have been provided to Acquirer) (the “Standard Customer Contracts”), and neither the Company nor any Company Subsidiary is bound by or a party to any option, right of first refusal or negotiation or other similar right, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property.

(ii) Neither the Company nor any Company Subsidiary is obligated to pay any royalties, revenue share or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.

(l) Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:

(i) each such agreement is valid and subsisting and has, where required, been duly recorded or registered with the relevant intellectual property authority;

(ii) Neither the Company nor any Company Subsidiary is (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement) in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company or non-Company Subsidiary party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(iii) to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iv) at and after the Closing, the Company (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of the Company’s or any Company Subsidiary’s rights under the Company Intellectual Property Agreements to the same extent the Company or any Company Subsidiary would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Company Subsidiary would otherwise be required to pay;

(v) there are no disputes or Legal Proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Company Subsidiary thereunder;

(vi) no Company Intellectual Property Agreement requires the Company or any Company Subsidiary to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(vii) none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;

(viii) none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property;

(ix) the Company has obtained valid, written licenses sufficient for the conduct of the Business to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Company Subsidiary with any of the Company Products; and

(x) no third party that has licensed Intellectual Property to the Company or any Company Subsidiary has ownership or license rights to improvements or derivative works made by the Company or any Company Subsidiary in the Third-Party Intellectual Property that has been licensed to the Company or any Company Subsidiary.

(m) Non-Contravention. Neither the execution and performance of this Agreement nor the consummation of the Transactions will result in, under Contracts to which the Company or any Company Subsidiary is a party or by which ant of its assets are bound: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, Acquirer or any of its Affiliates, (ii) Acquirer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Acquirer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.

(n) Company Source Code. Neither the Company nor any Company Subsidiary has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to employees, contractors and consultants involved in the development of Company Products and who are subject to a written legally binding confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Company Subsidiary of any Company Source Code, other than disclosures to employees, contractors, and consultants (i) involved in the development of Company Products and (ii) subject to a written legally binding confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(o) Open Source Software. Schedule 2.10(o)(i) of the Company Disclosure Letter identifies all Open Source Materials used in the Company Products that were modified and are distributed by the Company or any Company Subsidiary and identifies the licenses governing such Open Source Materials. The Company is in material compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth on Schedule 2.10(o)(ii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (i) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Company Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i), (ii) or (iii), creates, or purports to create, obligations for the Company or any Company Subsidiary with respect to any Company Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from, combined or linked with, or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable or licensed at no charge or subject to restrictions or consideration or (4) except as specifically permitted by Applicable Law, decompiled, disassembled or otherwise reverse-engineered).

(p) No Defects. The Company Products, Company Data, and the Company Intellectual Property are free from material defects, inaccuracies, data integrity defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor. The software included in the Company Products or the Company Intellectual Property does not contain (i) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands designed to cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s, any Company Subsidiary’s or any Person’s ability to use such software, the Company Product or the Company Intellectual Property, including after a specific or random number of years or copies, or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software.

(q) Standards Bodies. (i) Neither the Company nor any Company Subsidiary has and has ever been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and (ii) neither the Company nor any Company Subsidiary or Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization. The Company and each Company Subsidiary has provided Acquirer with accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to the Company’s membership in, contribution to, or affiliation with any industry standards organization, body, working group, or similar organization (the “Standards Bodies Agreements”).

(r) Warranties; Company Products. No Company Product or service related thereto is subject to any guaranty, warranty, right of return, right of credit, or other indemnity other those contained in Contracts that do not deviate from the Standard Customer Contract. There have been no product liability claims relating to the Company, any Company Subsidiary or Company Products or any services related thereto.

(s) Third-Party Content. Schedule 2.10(s) of the Company Disclosure Letter sets forth (i) all Contracts applicable to the Company’s and any Company Subsidiary’s access to or use of any Third-Party Content, including any Contracts or sources under which the Company or any Company Subsidiary acquires or has acquired any right or license to any Third-Party Content, including terms of use, terms of service, and other terms and conditions, and all policies and guidelines incorporated into any of the foregoing, and (ii) for each such Contract, the type of Third-Party Content accessed or used pursuant to such Contract and whether such Third-Party Content is currently used in the Business. Neither the Company nor any Company Subsidiary accesses, uses, acquires or obtains Third-Party Content from any source other than as set forth in Schedule 2.10(s) of the Company Disclosure Letter. When accessing, using, acquiring, or otherwise obtaining Third-Party Content from any source, including via public or private application interfaces (“APIs”), crawling, or scraping, the Company and any Company Subsidiary and any Persons performing for the Company and any Company Subsidiary comply with, and at all times have complied with, (A) all applicable Contracts, including terms of use, terms of service, other terms and conditions, and all policies and guidelines incorporated into any of the foregoing; and (B) Applicable Law. None of the Company, any Company Subsidiary or any Persons acting on behalf of the Company, or any technology employed by the Company, any Company Subsidiary or such Persons have circumvented or sought to circumvent any technological measures that were implemented in connection with any web site or service in order to block, deter, control or limit access to or the use of such web site or service or any Third-Party Content on such web site or service. The Company, any Company Subsidiary and any Persons performing services for the Company and any Company Subsidiary have not knowingly, intentionally or willfully engaged in any acts of infringement, misappropriation, or use in violation of any Applicable Law in respect of Third-Party Intellectual Property or Personal Data contained in any Third-Party Content.

(t) AI Matters.

(i) Schedule 2.10(t)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all: (i) third-party AI Technology used or offered by the Company or any Company Subsidiary in connection with the operation of the Business (each, an “AI Tool”) (together with: (A) the license terms applicable to each AI Tool, (B) the purposes for which the Company or any Company Subsidiary has used or offered each AI Tool, and (C) a general description of the material outputs generated by each AI Tool and the uses made by the Company or any Company Subsidiary of such outputs), (ii) Company AI Products, and (iii) Training Data that the Company has used in the development, training, ongoing operation or improvement of any Company AI Products (each, a “Training Dataset”) and the license terms applicable thereto, if any.

(ii) The Company and each Company Subsidiary has obtained and complied with all licenses, consents, agreements, terms, conditions, written instructions, and permissions applicable to each Training Dataset and has a valid and enforceable right to use each Training Dataset for the operation of the Business. The Company’s and each Company Subsidiary’s (i) development, training, operation, improvement, marketing, provision, deployment, or use of any Company AI Products (including all AI Data Processed thereby) and (ii) use or employment of any other AI Technology, in each case, complies with all AI Commitments. The Company and each Company Subsidiary have implemented and maintained Company AI Policies with respect to the Company’s or any Company Subsidiary’s use of AI Technology to mitigate risks of copyright infringement, trade secret misappropriation, or the production and use of output that otherwise harms or violates a Person’s rights. There have been (A) no claims or allegations challenging the Company’s or any Company Subsidiary’s ethical or responsible use of AI Technologies; (B) no written complaint, claim, proceeding, litigation or governmental inquiry or investigation alleging that Training Data used in the development, training, operation or improvement of any Company AI Product was biased, untrustworthy or manipulated in an illegal manner and no report, finding or impact assessment of any internal or external auditor or other third party that makes any such allegation; and (C) no written request for information or testimony from regulators or legislators concerning any Company AI Product.

(iii) Neither the Company nor any Company Subsidiary has used or employed any AI Technology in a manner that would in any way qualify or limit the Company’s or any Company Subsidiary’s ownership of, or otherwise impair the Company’s or any Company Subsidiary’s ability to use, commercialize, or otherwise exploit, the Company-Owned Intellectual Property or Company Products. The Company has made available to Acquirer true, correct, and complete copies of all Company AI Policies.

2.11 Data Privacy and Security.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Company Data” means all data Company-Licensed Data, AI Data, Tracking Data, Personal Data, Confidential Information and other proprietary information Processed by or on behalf of the Company or any Company Subsidiary.

(ii) “Company Data Agreement” means any Contract relating to or otherwise addressing the Processing of Company Data by or on behalf of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or by which it is bound.

(iii) “Company Privacy Commitments” means, collectively the Company’s or any Company Subsidiary’s obligations under: (A) the Company Privacy Policies, (B) the Company Data Agreements, (C) Privacy Laws, (D) any consents, authorizations, and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural Persons relating to the Processing of Personal Data, and (E) industry standards or self-regulatory principles and codes of conduct applicable to the protection or Processing of Personal Data, biometrics, direct marketing, voice recordings, tracking technologies, electronic communications including e-mails and text messages, robocalls, telemarketing, call, audio or electronic monitoring or recording, wiretapping, or any other initiation, transmission, monitoring, recording, or receipt of electronic communications or communications in any format (including the Payment Card Industry Data Security Standards) to which the Company or any Company Subsidiary is bound or otherwise represents compliance.

(iv) “Company Privacy Policies” means, collectively, any and all (A) of the Company’s or any Company Subsidiary’s data privacy and security policies, procedures, and notices, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Company Subsidiary to any Person, (B) public representations (including representations on Company Websites) made by or on behalf of the Company with regard to Personal Data, and (C) third party privacy policies with which the Company or any Company Subsidiary has been or is contractually obligated to comply.

(v) “Company-Licensed Data” means all data that is Processed by or on behalf of the Company or any Company Subsidiary which is owned, held, collected, or purported to be owned, held or collected by a third party.

(vi) “Personal Data” means information relating to, describing, linked to, or capable of being associated, directly or indirectly, with an identified or identifiable natural Person or household or device that is otherwise considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” “individually identifiable health information,” or other analogous term under Applicable Law.

(vii) “Privacy Laws” means (A) each Applicable Law applicable to the Company and the Company Subsidiaries in relation to the protection or Processing or both of Personal Data and/or Tracking Data, and includes, without limitation: (i) the EU General Data Protection Regulation, the Health Insurance Portability and Accountability Act, the Information Technology Act, 2000 as applicable from time to time along with the rules thereunder, the Digital Personal Data Protection Act, 2023 as applicable from time to time along with the rules thereunder and the California Consumer Privacy Act of 2018 as amended and its implementing regulations, U.S. state privacy laws and corresponding implementing regulations, state data breach notification laws, and (ii) to the extent applicable, laws, regulations, and/or rules relating to the collection and Processing of biometric data, security cameras (CCTV), direct marketing, voice recording, advertising, profiling, targeting, tracking technologies, electronic communications including e-mails and text messages, robocalls, telemarketing, call, audio or electronic monitoring or recording, wiretapping, or any other initiation, transmission, monitoring, recording, or receipt of electronic commercial messages or communications in any format, or (B) guidance issued by a Governmental Entity that pertains to one of the Applicable Laws outlined in clause (A).

(viii) “Process” or “Processing” means, with respect to data, the use, collection, receipt, processing, storage, recording, organization, safeguarding, security, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, consultation, disclosure, sharing, dissemination, or destruction of such data.

(ix) “Security Incident” means any (A) breach, unauthorized access, acquisition, interruption of access or other Processing, alteration, or modification, loss, theft, corruption or other unauthorized Processing of Company Data, (B) inadvertent, unauthorized or unlawful sale or rental of Company Data, (C) a phishing, ransomware, distributed denial of service (DDoS) or other cyberattack or (D) other unauthorized breach, access to, use of, or interruption of any Systems that compromises the confidentiality, integrity or security of Company Data.

(x) “Tracking Data” means (A) any information or data, including location information, collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (B) any information or data, including location information, collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (C) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.

(b) The Company’s and each Company Subsidiary’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments. Neither the execution, delivery and performance of this Agreement, the consummation of the Transactions, nor the delivery to Acquirer, or Acquirer’s access to, all of the databases of the Company and any Company Subsidiary, Company Data and other information relating to the Company’s or any Company Subsidiary’s end users and other natural Persons (as applicable) will cause, constitute or result in a breach or violation of any Company Privacy Commitments. The Company Privacy Commitments would not prohibit Acquirer, following the Closing, from Processing Company Data in the manner in which the Company Processed such Company Data prior to the Closing. Copies of all current and prior Company Privacy Policies have been made available to Acquirer and such copies are true, correct and complete.

(c) The Company and the Company Subsidiaries have all rights necessary to collect and Process all Company Data and the Company Subsidiaries and the Company’s and the Company Subsidiaries’ data collection practices do not violate any third party’s rights or breach any applicable terms of service or other restriction.

(d) Schedule 2.11(d) of the Company Disclosure Letter contains the complete list, as of the Closing, of notifications and registrations made by the Company and the Company Subsidiaries under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data (including, without limitation, as a “data broker” under applicable Privacy Laws). All such notifications and registrations are valid, accurate, complete and fully paid up and the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 2.11(d) of the Company Disclosure Letter, no other registrations or notifications are required in connection with the Processing of Personal Data by the Company or the Company Subsidiaries.

(e) When the Company or any Company Subsidiary uses a third party to Process Personal Data on its behalf (each, a “Data Processor”), the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures, breach notification requirements, and compliance with those obligations that are sufficient for the Company’s or any Company Subsidiary’s compliance with Company Privacy Commitments, and there is in existence a written Company Data Agreement between the Company or any Company Subsidiary and each such Data Processor that complies with the requirements of all Company Privacy Commitments. The Company and the Company Subsidiaries have made available to Acquirer true, correct and complete copies of all such Company Data Agreements. To the knowledge of the Company, such Data Processors have not breached any such Company Data Agreements pertaining to Personal Data Processed by such Data Processors on behalf of Company or any Company Subsidiary.

(f) The Company and each Company Subsidiary have established and maintains comprehensive and appropriate technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in accordance with applicable industry standards and in compliance with all data security requirements under Company Privacy Commitments and that (i) identify internal and external risks to the confidentiality, integrity, and availability of the Company Data, (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to control those risks and (iii) maintain breach notification procedures in compliance with Applicable Law.

(g) The ICT Infrastructure is reasonably sufficient for the existing and currently anticipated future needs of the Company and the Company Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The ICT Infrastructure: (A) is in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and the Company Subsidiaries, (B) has not materially malfunctioned or failed since the date of incorporation of the Company and the Company Subsidiaries and (C) and does not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any part of the ICT Infrastructure; or (ii) enable or assist any Person to access without authorization any ICT Infrastructure. The Company and the Company Subsidiaries have developed and maintain appropriate backup, business continuity, and disaster recovery plans, procedures, technology, and facilities for the business of the Company and the Company Subsidiaries, consistent with industry practices. There are no material unremediated security vulnerabilities in any Company Products that materially disrupt or adversely affect the operation of the Company Products or ICT Infrastructure, or the security or integrity of the data the Company Products Process.

(h) No Security Incident or violation of any data security policy in relation to Company Data has occurred or is threatened in writing (or to the knowledge of the Company, orally), and there has been no actual or threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Company Data. No circumstance has arisen in which: (i) Privacy Laws would require the Company or any Company Subsidiary to notify a Governmental Entity of a Security Incident; or (ii) Company Privacy Commitments would require the Company or any Company Subsidiary to notify a Person of a Security Incident. Neither the Company nor any Company Subsidiary or Person acting on the Company’s or any Company Subsidiaries’ behalf or direction has: (A) paid any perpetrator of, or party making a threat regarding, any security breach, incident or cyber-attack or (B) paid any third party with actual or alleged information about a Security Incident, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(i) Neither the Company nor any Company Subsidiary has received, been involved in, or experienced and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of any Company Privacy Commitments, (B) requiring or requesting the Company or any Company Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data (other than pursuant to a valid data subject request in the ordinary course of business), (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or any Company Subsidiary due to a violation or alleged violation of any Company Privacy Commitments, or (D) claiming compensation from the Company or any Company Subsidiary due to a violation or alleged violation of any Company Privacy Commitments. There are no unsatisfied requests from individuals or other third parties to the Company seeking to exercise any data protection or privacy rights (including without limitation, rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability).

(j) The Company and each Company Subsidiary, as applicable, have valid and subsisting contractual rights and lawful bases to Process or to have Processed all Company-Licensed Data howsoever obtained or collected by or for the Company or any Company Subsidiary in the manner that it is Processed by or for the Company or any Company Subsidiary. The Company and each Company Subsidiary, as applicable, have all rights, lawful bases, permissions, licenses or authorizations required under Company Privacy Commitments to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. Schedule 2.11(j) of the Company Disclosure Letter identifies each Contract governing any Company-Licensed Data to which the Company or any Company Subsidiary is a party or is bound by, except for customer contracts that do not deviate in any material respect from the Company’s standard form of customer contract for the Company Products (copies of which have been provided to Acquirer).

2.12 Taxes.

(a) Each of the Company and each Company Subsidiary has properly completed and timely filed all income and other material Tax Returns required to be filed by it prior to the Closing Date, has timely paid material Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for such Taxes in excess of the amounts so paid. All Tax Returns were true, complete and accurate in all material respects and have been prepared in material compliance with Applicable Law.

(b) The Company and each Company Subsidiary has materially complied with all Applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and have duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable laws.

(c) The Company has made available to Acquirer true, correct and complete copies of (i) all income and other material Tax Returns, including, where applicable, any supplemental income or other material Tax Return filed by the Company or any Company Subsidiary since 2022, and examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and each Company Subsidiary, (ii) any closing or settlement agreements entered into by or with respect to the Company or any Company Subsidiary with any Tax Authority, (iii) all Tax opinions addressing Tax matters or positions of the Company or any Company Subsidiary, and (iv) all Tax rulings and Tax decisions with respect to the Company or a Company Subsidiary.

(d) The Company Balance Sheet reflects all material Liabilities for unpaid Taxes of the Company and each Company Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Company Subsidiary has any material Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business and consistent with past practice.

(e) There is (i) no past, pending or threatened audit of, or Tax controversy associated with, any Tax Return of the Company or any Company Subsidiary that has been or is being conducted by a Tax Authority (other than audits or controversies that were resolved more than three years prior to the date of this Agreement that do not concern issues that would reasonably be expected to recur in a subsequent Taxable period of the Company or a Company Subsidiary), (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Company Subsidiary currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed (other than automatic extensions available by statute). No unresolved claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(f) Each of the Company and each Company Subsidiary has collected and remitted all material sales, use, value added and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, in all material respects, for all sales or provisions of services that are exempt from Sales Taxes that were made without charging or remitting Sales Taxes, the Company has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(g) Neither the Company nor any Company Subsidiary is subject to income Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other place of business in such jurisdiction. Neither the Company nor any Company Subsidiary is subject to income Tax, sales Tax, use Tax, gross receipts or any other type of Tax in any U.S. state or non-U.S. jurisdiction where it does not file Tax Returns applicable to such type of Tax.

(h) Schedule 2.12(h) of the Company Disclosure Letter sets forth a complete and accurate listing of (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of the Company and each Company Subsidiary, and (ii) all of the jurisdictions in which the Company and each Company Subsidiary files such Tax Returns (identifying each of the jurisdictions in which the Company and each Company Subsidiary is filing Tax Returns and each type of Tax Returns filed and Taxes paid in such jurisdiction).

(i) Schedule 2.12(i) of the Company Disclosure Letter sets forth a true, correct and complete list of any Tax exemption (other than Tax exemptions generally available to similarly situated Persons), Tax holiday or other Tax-sharing arrangement with a Governmental Entity that the Company or any Company Subsidiary has in any jurisdiction, including the nature, amount and expiration date of such Tax exemption, Tax holiday or other Tax-sharing arrangement. Each of the Company and each Company Subsidiary is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement of any relevant Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement.

(j) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than a Contract a primary purpose of which does not relate to Taxes), and neither the Company nor any Company Subsidiary has any Liability or potential Liability to another party or to a Governmental Entity under any such agreement.

(k) The Company and each Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. Applicable Law.

(l) Neither the Company nor any Company Subsidiary has consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Company Subsidiary has participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. law.

(m) Neither the Company nor any Company Subsidiary is and has never been a member of a consolidated, combined, unitary or aggregate group for Tax purposes (including, as the case may be, a tax consolidated group or fiscal unity for purposes of any corporate income tax or value added tax) of which the Company or any Company Subsidiary was not the ultimate parent corporation.

(n) Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any other Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor (including, without limitation, any successor Tax liability derived from an acquisition of an ongoing concern), by operation of Applicable Law, or Contract.

(o) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date (including pursuant to Section 481 or 263A of the Code), (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received outside of the ordinary course of business on or prior to the Closing Date.

(p) Neither the Company nor any Company Subsidiary has received any private letter ruling from or entered into any agreements with the IRS, including an advance pricing agreement (or any comparable Tax ruling, binding or not on the Company or any Company Subsidiary, from any other Governmental Entity).

(q) Each of the Company and each Company Subsidiary is and always has been in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any material property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code and the regulations promulgated thereunder.

(r) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(s) Each of the Company and each Company Subsidiary has in all material respects (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and foreign Tax laws (as applicable) and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(t) Each of the Company and each Company Subsidiary was eligible for any payroll tax credit or deferral that it claimed pursuant to the CARES Act.

(u) The Company and each Company Subsidiary have timely filed all FBARs required to be filed under Applicable Law.

(v) Neither the Company nor any Company Subsidiary has claimed any tax deferral (which deferral remains unpaid) pursuant to the CARES Act.

(w) The Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center, with respect to any Unvested Company Shares or other property issued by the Company, any Company Subsidiary or any of their respective ERISA Affiliates to any of their respective employees, non-employee directors, consultants and other service providers. No payment to any Company Stockholder of any portion of the Upfront Consideration payable pursuant to Section 1.4 will result in compensation or other income to any Company Securityholder with respect to which Acquirer, the Company or any Company Subsidiary would be required to deduct or withhold any Taxes.

(x) Schedule 2.12(y) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or the Company Subsidiaries is a party and which are not exempt from Section 409A of the Code. Each such nonqualified deferred compensation plan complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. Neither the Company nor any Company Subsidiary is under any obligation to gross up any Taxes or reimburse any Tax-related payments to any Person under Section 409A of the Code or otherwise. All Company Employee Plans and other arrangements of the Company, any Subsidiary or ERISA Affiliate are in compliance with Section 457A of the Code and no payments thereunder are subject to the penalties of Section 457A of the Code.

(y) No independent contractor was or will be considered as an employee of the Company or any Company Subsidiary by an applicable Tax Authority.

(z) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company, any Company Subsidiary or any of their respective ERISA Affiliates to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates is a party or by which the Company, any Company Subsidiary or its or their assets are bound that, considered individually or considered collectively with any other agreement, plan, arrangement or other Contract will, or would reasonably be expect to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events) give rise directly or indirectly to the payment of any amount that would reasonably be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Neither the Company nor any Company Subsidiary has (nor has ever had) any obligation to report, withhold, gross up, indemnify or otherwise provide any payment for any excise Taxes, including those incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(aa) Schedule 2.12(bb) of the Company Disclosure Letter lists each Person (whether or not a United States resident) who as of Closing will be, with respect to the Company or any Company Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No securities of the Company or any Company Subsidiary is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company or any Company Subsidiary is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(bb) The exercise price of all Company Options is and has at all times been at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted (within the meaning of Treasury Regulation 1.409A-1(b)(5)(vi)(B)), and none of Acquirer or the Company has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options cover “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof. No Company Options have been retroactively granted, or the exercise price of any such Company Option determined retroactively, in any case, in contravention of any Applicable Law. All Company Options are intended to be granted under Rule 701 or Section 4(a)(2) of the U.S. securities laws, as set forth on Schedule 2.2(b) of the Company Disclosure Letter.

2.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company, any professional employer organization or employer of record employing any Company service provider, or any Company Subsidiary and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, commission, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, formal or informal, as to which any unsatisfied obligations of the Company or any Company Subsidiary remain for the benefit of, or relating to, any present or former employee, non-employee director, Contractor or non-employee director of the Company or any Company Subsidiary (all of the foregoing described in clauses (i) through (vi) collectively, the “Company Employee Plans”).

(b) Neither the Company nor any Company Subsidiary sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. The Company has provided to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including executed adoption agreements, trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions, prospectuses, registration statements and other authorizing documents, actuarial reports, financial statements, and any material employee communications relating thereto) and has with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports and non-discrimination tests filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Each trust established in connection with any Company Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined. The Company has provided to Acquirer true and complete copies of any authorized Tax Authority letter or ruling issued with respect to any such Company Employee Plans.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any similar state law and the Company and each Company Subsidiary has complied with the requirements of such COBRA and any Applicable Law. Each Company Employee Plan has been maintained and administered in all material respects in accordance with its terms and in all material respects in compliance with the requirements prescribed by Applicable Law (including ERISA and the Code), and the Company, each Company Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. All contributions required to be made by the Company, any Company Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business and consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company and the Company Subsidiaries after the Company Balance Sheet Date). Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan, the Company, each Company Subsidiary and each ERISA Affiliate has at all times timely made deposits of any employee contributions, prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by any Governmental Entity. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of assets, including any “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) have occurred with respect to any Company Employee Plan which could reasonably be likely to result in material Liability to the Company (or any Company Subsidiary, ERISA Affiliate, or the Acquirer), (ii) no lien has been imposed under Applicable Law and none of the Company, any Company Subsidiary or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans and (iii) neither the Company nor any Company Subsidiary has made any filing in respect of such Company Employee Plan under the any voluntary correction program. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.

(d) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(e) There is no Company Employee Plan that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (“International Company Benefit Arrangements”), nor any costs associated with the Specified Employee Liabilities outside of the United States unless otherwise indicated in Schedule 2.13(e) of the Company Disclosure Letter. Furthermore, no International Company Benefit Arrangement has unfunded Liabilities, that as of the Closing, will not be offset by insurance or fully accrued. Neither the Company nor any Company Subsidiary engages or employs, and has not at any time engaged or employed, any individual who provides all or substantially all of his or her services to the Company or any Company Subsidiary outside of the United States.

(f) No Company Employee Plan is, and neither the Company, any Company Subsidiary nor any of its respective ERISA Affiliates maintains, sponsors or contributes to, or has at any time maintained, sponsored or contributed to, or has any liability or obligation (fixed or contingent) with respect to (i) any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or (iv) any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g) The Company and each Company Subsidiary is, and has been, in compliance in all respects with all Applicable Law and Contract respecting employment issues, including: discrimination or harassment in employment, termination of employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt), wages, pay slips, social security contributions, state and federal withholdings, working hours and overtime, rest periods, engaging employees through service providers, occupational safety and health and employment practices, immigration and work authorization laws, foreign employees, privacy, pension, severance, notice to employees and with respect to each Company Employee Plan. To the extent that any Company Employee Plan was structured so as to be qualified under any provision of Applicable Law in any jurisdiction, no event has occurred that would cause the loss of such qualified status. The Company and each Company Subsidiary has withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries and other payments to employees and duly paid them to the relevant Governmental Entities and neither the Company nor any Company Subsidiary is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each Company Subsidiary has paid in full to all current and former employees, and current and former Contractors all payments, wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and Contractors. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company or any Company Subsidiary under any workers compensation plan or policy or for long term disability and there are no independent contractors who may successfully claim to be employees or otherwise be considered employees of the Company or any Company Subsidiary. No independent contractor (nor any individual leased from or hired through another employer or third party via an agreement with such employer or third party to provide services to the Company or any Company Subsidiary including any contract labor) was considered, nor is there any reasonable basis for any independent contractor to be considered, as an employee of the Company or any Company Subsidiary by an applicable Tax Authority or Governmental Entity. Except as set forth on Schedule 2.13(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. Neither the Company nor any Company Subsidiary has any other obligations with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount and are outstanding routine payments to be made in the normal course of business and consistently with past practice. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company, any Company Subsidiary and any of their respective current or former employees or Contractors, which controversies have or would reasonably be expected to result in a Legal Proceeding. No amounts are owed by the Company or any Company Subsidiary due to salary reviews or increases or delays in salary reviews or increases. The Company and each of the Subsidiaries and any vendors through which services are rendered are in compliance with Applicable Law with respect to any independent contractors and individuals including temporary staff providing services to the Company and/or each of the Subsidiaries under any third party or vendor arrangement.

(h) Except as set forth on Schedule 2.13(h) of the Company Disclosure Letter, all past and present employees of the Company and each Company Subsidiary have executed the Company’s standard offer letter or employment agreement and standard restrictive covenants agreement. Except as set forth on Schedule 2.13(h) of the Company Disclosure Letter, no current or former employee or Contractor of the Company or any Company Subsidiary is or was engaged by the Company or such Company Subsidiary without a written agreement or did not execute an agreement concerning intellectual property, confidentiality and non-compete. The Company has provided to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current and former Contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/Contractors and the Company or any Company Subsidiary (and a true, correct and complete list of employees and/or Contractors not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus or commission plans and any form award agreement thereunder, (vii) a schedule of bonus or commission commitments made to employees of the Company and each Company Subsidiary, (viii) any agreements that deviate in any material respect from the forms provided pursuant to clause (i)–(vi), (ix) accurate and complete copies of all employee manuals and handbooks, all Company’s policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company’s and each Company Subsidiary’s employees and Contractors, (x) a written summary of all unwritten policies, practices and customs of the Company and each Company Subsidiary and (xi) accurate and complete copies of all the offer letters or employment agreements with the Company’s and the Company Subsidiaries’ employees that are at the level of Vice President or above.

(i) Neither the Company nor any Company Subsidiary is, nor at any time has been a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, or is otherwise required (under any law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. No collective bargaining agreement is being negotiated by the Company or any Company Subsidiary and neither the Company nor the Company Subsidiaries have any duty to bargain with any labor organization. There are no labor organizations representing, and to the knowledge of the Company, there are no labor organizations purporting to represent or seeking to represent, any employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is or has ever been a member of any employers’ association or organization. Neither the Company nor any Company Subsidiary has ever paid, is required to pay and has ever been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Company Subsidiary. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize its employees. There is no, and has never been, any labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened, that may interfere with the conduct of the Business. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any of their respective Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company or the Company Subsidiaries, threatened. No employee of the Company or any Company Subsidiary has been dismissed, furloughed or transitioned to a reduced work schedule in the 12 months immediately preceding the Agreement Date.

(j) Schedule 2.13(j) of the Company Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of the Company or any Company Subsidiary (other than those agreements entered into with newly hired employees of the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice). No employee of the Company or any Company Subsidiary is in violation of any term of any offer letter, employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. No Contractor of the Company or any Company Subsidiary is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such consultant or contractor to be providing services to the Company or any Company Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(j) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary has given notice to the Company or any Company Subsidiary and, to the knowledge of the Company, no employee of the Company or any Company Subsidiary intends to terminate his or her employment with the Company or any Company Subsidiary. Except as set forth in Schedule 2.13(j) of the Company Disclosure Letter, no employee of the Company or the Company Subsidiaries has been dismissed in the last 12 months prior to the signing date of this Agreement. Except as set forth on Schedule 2.13(j) of the Company Disclosure Letter, the employment of each of the employees of the Company and each Company Subsidiary is “at will” (except for non-United States employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept which in their case each can be terminated with a prior notice period of less than one month) and the Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its at-will employees. None of the Company or any Company Subsidiary, or to the knowledge of the Company, any other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or Contractor of the Company or any Company Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or Contractor of the Company or any Company Subsidiary of any terms or conditions of employment with Acquirer following the Closing.

(k) Schedule 2.13(k)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all employees of the Company and each Company Subsidiary, showing each such individual’s name, employing entity, hire date, position and title, visa status, work location, classification as exempt or non-exempt, gross monthly / hourly salary, actual scope of employment (e.g., full- or part-time or temporary), prior notice entitlement, salary, maintained or contributed to or with respect to which any potential liability is borne by the Company or any Company Subsidiary (whether now or in the future) to each of the listed employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2024), deferred compensation, commissions (including calculation method and amounts received in 2024), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments) sick leave entitlement and accrual, equity and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement, last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than their salaries and except as set forth in Schedule 2.13(k)(i) of the Company Disclosure Letter, the employees of the Company and each Company Subsidiary are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in Schedule 2.13(k)(i) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary is entitled (whether by virtue of any law, Contract or otherwise) to any benefit, entitlement or compensation that is not listed in Schedule 2.13(k)(i) of the Company Disclosure Letter. Except as set forth in Schedule 2.13(k)(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary made any promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Schedule 2.13(k)(i) of the Company Disclosure Letter. No employee of the Company or any Company Subsidiary has been engaged by it prior to the date of commencement of employment specified in Schedule 2.13(k)(i) of the Company Disclosure Letter nor entitled to any employment seniority credit due to a period of engagement before such date. Schedule 2.13(k)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its Contractors and, for each, name, engaging entity, location of services, governing law, term, such individual’s compensation and benefits, such individual’s initial date of engagement and each subsequent engagement (if applicable), the notice or termination provisions applicable to the services provided by such individual and any other compensation payable. Except as set forth on Schedule 2.13(k)(ii) of the Company Disclosure Letter, all Contractors can be terminated on notice of one month or less to the Contractor. All current and former Contractors have been (or were in the case of former Contractors) rightly classified as independent contractors and would not reasonably be expected to be reclassified by the courts or any other authority as employees of the Company or the Company Subsidiaries, for any propose whatsoever. According to the Contractors agreements with the Company and the Company Subsidiaries, no Contractor is entitled to any rights under applicable labor laws. All current and former Contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary engages any personnel through manpower agencies. Except as set forth in Schedule 2.13(k)(ii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has made any promises or commitments to any of its Contractors, whether in writing or not, with respect to any future changes or additions to their compensation or benefits.

(l) The Company and each Company Subsidiary is and has been in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”). Since its inception, (i) neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined by the Warn Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined by the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary and (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor any Company Subsidiary has caused any of its employees to suffer an employment loss (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.

(m) Except as disclosed in Schedule 2.13(m) of the Company Disclosure Letter, there are no offer letters, employment agreements, services agreements, consultancy agreements or other agreements or arrangements entered into by the Company or any Company Subsidiary pursuant to which the execution, delivery and performance of this Agreement, or the consummation of the Transactions, or any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by the Company or any Company Subsidiary, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person or (vi) limit the Company’s or any Company Subsidiary’s ability to terminate any Company Employee Plan. No amount paid or payable by the Company or any Company Subsidiary in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the Company or any Company Subsidiary by reason of Section 280G of the Code.

(n) There are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s or any Company Subsidiary’s manager-level employees. No Misconduct Claim has been made, or is currently pending or threatened against any service provider of the Company or any Company Subsidiary with respect to conduct relating to the Company’s or any Company Subsidiary’s workplace, no service provider of the Company nor any Company Subsidiary has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim relating to the Company’s or any Company Subsidiary’s workplace, and no service provider has been terminated from any prior employment or service for any Misconduct Claim.

(o) The Company and each Company Subsidiary maintains accurate and complete Form I-9s with respect to each of its former and current employees in accordance with Applicable Law concerning immigration and employment eligibility verification obligations. Every Person who provides services to the Company or any Company Subsidiary and who requires a visa, employment pass or other required permit to work in the country in which he is employed or provides services has produced a current employment pass or such other required permit to the Company and possesses all necessary permission to remain in such country and perform services in that country and is listed in Schedule 2.13(o) of the Company Disclosure Letter.

(p) Schedule 2.13(p) of the Company Disclosure Letter sets forth a list of all employees and Contractors of the Company and each Company Subsidiary. Neither the Company nor any Company Subsidiary has unsatisfied obligations of any nature to any of its former employees or Contractors, and their termination was in compliance with all Applicable Laws and Contracts.

2.14 Interested-Party Transactions. Except as set forth in Schedule 2.14 of the Company Disclosure Letter, none of the officers or directors of the Company or any Company Subsidiary or, to the Company’s knowledge, any Company Stockholder, Company Employees or any immediate family member or other closely related Person of any officer, director, employee or stockholder of the Company or any Company Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 1% of the shares of any corporation whose shares are publicly traded). Except as set forth in Schedule 2.14 of the Company Disclosure Letter, no such Person, or any members of their immediate families or other closely related Persons, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof and for Contracts relating to the grant of Company Options or issuance of any shares of Company Capital Stock to such Persons. All trade between the Company or any Company Subsidiary and it’s or their officers, directors, employees or stockholders, members of their immediate families or other closely related Persons has been conducted on ordinary market terms (“arm’s length”). To the knowledge of the Company, no such Person, or immediate family members or other closely related Persons has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any Company Subsidiary, except for the rights of stockholders under Applicable Law. To the knowledge of the Company, all transactions between the Company or any Company Subsidiary and interested parties that require approval pursuant to the Certificate of Incorporation or Contracts have been so approved.

2.15 Insurance. The Company and each Company Subsidiary maintains the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amounts and the policy period. The Company has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each of the Company Subsidiaries is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, subject to any change of control provisions in any claims-made policies, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Books and Records. The Company has provided to Acquirer true, correct and complete copies of each document that has been requested by Acquirer in connection with their legal and accounting review of the Company and each of the Company Subsidiaries (other than any such document that does not exist or is not in the Company’s or each applicable Company Subsidiary’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the Certificate of Incorporation or equivalent organizational or governing documents of the Company and each Company Subsidiary, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents, actions and meetings of the Board (or the equivalent body of each of the Company Subsidiaries), committees of the Board (or the equivalent body of each of the Company Subsidiaries) and the Company Stockholders (other than any such document that does not exist or is not in the Company’s or each applicable Company Subsidiary’s possession or subject to its control), (iv) the share ledger, journal and other records reflecting all share issuances and transfers and all stock option and warrant grants and agreements of the Company and each Company Subsidiary and (v) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company or any of the Company Subsidiaries, or any securities of the Company, and all applications for such permits, orders and consents. The minute books of the Company and each Company Subsidiary provided to Acquirer contains in all material respects a true, correct and complete summary of all meetings of directors and of the Company Stockholders or actions by written consent since the time of incorporation of the Company and each Company Subsidiary through the Agreement Date. The books, records and accounts of the Company and each Company Subsidiary have been maintained, in all material respects, in accordance with reasonable business practices on a basis consistent with prior years and are stated in reasonable detail and accurately and fairly reflect, in all material respects, the transactions and dispositions of the assets and properties of the Company and each Company Subsidiary.

2.17 Material Contracts.

(a) Schedules 2.17(a)(i) through (xxiii) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party that are in effect on the Agreement Date (collectively, including if entered into after the Agreement Date in compliance with the terms and conditions of this Agreement, “Material Contracts”):

(i) any Contract with a (A) Significant Customer; (B) Significant Supplier; or (C) a Significant Partner.

(ii) any Contract with a customer providing for annual payments in excess of $400,000 that has materially deviated from the Standard Customer Contract;

(iii) any dealer, reseller, distributor, referral or similar channel partner agreement, or any Contract providing for the grant of rights to reproduce, license, resell, distribute, market, refer or sell the Company Products to any other Person or relating to the advertising or promotion of the Business;

(iv) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment by the Company or any Company Subsidiary of royalties to any other Person;

(v) any Contract (A) providing for the payment of compensation or benefits (including any accelerated vesting) upon any termination of employment or service (other than as required by Applicable Law), or in connection with the Transactions, with any current or former employees under which the Company or any Company Subsidiary has any currently outstanding or, pursuant to the express terms of such Contract, future Liability or (B) requiring any prior notice prior to the termination of any director, officer, employee or consultant of the Company;

(vi) any separation agreement or severance agreement with any current or former employees under which the Company has any actual or potential Liability;

(vii) any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights, rights of first refusal, rights of first negotiation or any similar rights of any type or scope with respect to any of the Company Products or Company Intellectual Property or which would otherwise restrict the Company from freely setting prices for the Company Products, (B) containing any non-competition covenants or other restrictions relating to the Company Products or Company Intellectual Property, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company or any Company Subsidiary of exclusive rights or licenses (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services or (III) solicit the services or business of any Person, (D) containing any “take or pay,” minimum commitments or similar provisions or (E) that is set forth on Schedule 2.13(k) of the Company Disclosure Letter;

(viii) any Company Intellectual Property Agreement (A) where the Company or any Company Subsidiary grants any license, covenant not to sue or other rights under any Intellectual Property to any Person, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice on the Standard Customer Contract; (B) where the Company or any Company Subsidiary obtains or receives any license, covenant not to sue or other rights under any Intellectual Property from any Person, including any Contracts under which the Company or any Company Subsidiary acquires any right or license to any Third-Party Content; provided that for the purposes of this Section 2.16(a)(viii)(B), neither the Company nor any Company Subsidiary is required to disclose: (1) Contracts for Third-Party Intellectual Property licensed to the Company or any Company Subsidiary that is generally, commercially available software and (I) is not material to the Company or any Company Subsidiary, (II) has not been modified or customized for the Company or any Company Subsidiary and (III) is licensed for an annual fee under $2,500, and (2) contracts for the license of Open Source Materials; and (3) that is not otherwise covered under the foregoing subclauses (1) and (2);

(ix) any Contract for third-party AI Technology;

(x) any Standards Bodies Agreement;

(xi) any settlement agreement with respect to any Legal Proceeding;

(xii) any Contract or plan (including any stock option, merger and/or stock bonus plan) under which the Company has outstanding obligations relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company or any Company Subsidiary, except for the Plans and the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(b) of the Company Disclosure Letter;

(xiii) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xiv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xv) any Contract of guarantee, surety, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xvi) any Contract for capital expenditures in excess of $100,000 per annum;

(xvii) any Contract pursuant to which the Company or any Company Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $100,000 per annum;

(xviii) any Contract with any investment banker, broker, advisor or similar party retained by the Company or any Company Subsidiary, in connection with this Agreement and the Transactions;

(xix) any Contract pursuant to which the Company or any Company Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any Equity Interest or other material ownership interest in any other Person;

(xx) any material Company Data Agreement that is otherwise a Material Contract;

(xxi) any Contract with any Governmental Entity or any Company Authorization; and

(xxii) any other oral or written Contract or obligation not listed in clauses (i) through (xxi) that individually had or has a value or payment obligation in excess of $250,000 annually or is otherwise material to the Company, any Company Subsidiary or its or their respective businesses, operations, financial condition, properties or assets.

(b) All Material Contracts are in written form. The Company or the applicable Company Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law and equity governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company, or any of the Company Subsidiaries or, to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of the Company Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. No Material Contract contains any force majeure or other similar provision that would give the other party the right to terminate or would excuse such party’s performance under such Contract (whether or not the Company was then in breach of its obligations under the Contract). The Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract (including under a force majeure or similar provision,). True, correct and complete copies of all Material Contracts have been provided to Acquirer at least two Business Days prior to the Agreement Date.

2.18 Transaction Fees. Except as set forth on Schedule 2.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services in connection with this Agreement, the Merger or any transaction contemplated hereby, nor shall Acquirer, the Merger Sub or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

2.19 Anti-Corruption Law. None of the Company, any of the Company Subsidiaries, or any of its or their directors, employees, agents or representatives (in each case, acting in their capacities as such) has, in the past five years, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company or any of the Company Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

2.20 Environmental, Health and Safety Matters. Each of the Company and the Company Subsidiaries is in compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its or their business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company or any of the Company Subsidiaries are not, or that it’s or their business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any of the Company Subsidiaries has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company or any of the Company Subsidiaries with respect to Environmental, Health and Safety Requirements.

2.21 International Trade Control Laws.

(a) Since April 24, 2019, the Company and the Company Subsidiaries have complied with Applicable Law and regulations pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom (collectively, “Sanctions”). Neither the Company, any of the Company Subsidiaries nor any of their officers, directors or employees, agents or other third-party representatives acting on behalf of the Company or any of the Company Subsidiaries, is currently, or has been since April 24, 2019: (i) organized, ordinarily resident or located in a country or territory that is the subject of comprehensive Sanctions (currently including: Cuba, Iran, North Korea, Syria, and the Crimea, Luhansk, Donetsk, Kherson, and Zaporizhzhia regions of Ukraine) (collectively “Restricted Countries”) or Russia or Belarus; (ii) 50% or more owned or controlled by the government of a Restricted Country; (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party; (iv) engaging in any dealings or transactions with any Designated Party or in any Restricted Country, Russia, or Belarus on behalf of the Company or any of the Company Subsidiaries, or (v) otherwise in violation of applicable Sanctions, U.S. export control laws and regulations, or U.S. Anti-boycott Laws (collectively, “Trade Controls”).

(b) The Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations and the regulations administered by OFAC, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (i) the Company has obtained all required export and import licenses and approvals required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims and (v) no Export Approvals for the transfer of export licenses to Acquirer or any of its Affiliates are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

(c) Since April 24, 2019, the Company has not (i) received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company has maintained and enforced policies, procedures and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls and other necessary and appropriate tools, resources, and procedures to prevent prohibited dealings with any Restricted Party or in any Restricted Country or transactions that otherwise violate Trade Controls.

2.22 Customers. Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning any Company Products with any customer who for the 12-month period preceding the Company Balance Sheet Date, was one of the 20 largest sources of revenue for the Company and each Company Subsidiary, based on amounts paid or payable to the Company or any of the Company Subsidiaries with respect to such periods (each, a “Significant Customer”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer and the amount of revenue received from, or the amount of contracted annual recurring revenue with respect to, such Significant Customer for the applicable period is listed on Schedule 2.22 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has received any information from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or the applicable Company Subsidiary (or Acquirer), after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or Acquirer).

2.23 Suppliers. Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning products and/or services provided by any supplier, vendor or licensor who, for the 12-month period preceding the Company Balance Sheet Date, was one of the 15 largest suppliers of products and/or services to the Company and each Company Subsidiary, based on amounts paid or payable with respect to such periods (each, a “Significant Supplier”), there is no material dissatisfaction on the part of the Company or any of the Company Subsidiaries with respect to any Significant Supplier and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company or any of the Company Subsidiaries. Each Significant Supplier and the amount paid to such Significant Supplier for such period is listed on Schedule 2.23 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any Company Subsidiary (or Acquirer), after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or Acquirer). The Company and each Company Subsidiary has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Company, there is no reason why the Company or any Company Subsidiary will not continue to have such access on commercially reasonable terms immediately following the Closing.

2.24 Channel Partners. Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning any Company Products with any reseller, distributor or other channel partner who for the 12-month period preceding the Company Balance Sheet Date, was one of the 5 largest sources of revenue from partners for the Company and each Company Subsidiary, based on amounts paid or payable to the Company or any of the Company Subsidiaries with respect to such periods (each, a “Significant Partner”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Partner with respect to any Company Products. Each Significant Partner and the amount of revenue received from, or the amount of contracted annual recurring revenue with respect to, such Significant Partner for the applicable period is listed on Schedule 2.24 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has received any information from any Significant Partner that such Significant Partner shall not continue as a partner of the Company or the applicable Company Subsidiary (or Acquirer), after the Closing or that such Significant Partner intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or Acquirer).

2.25 Disclaimer of Other Representations and Warranties.

(a) Except for representations and warranties of the Company expressly set forth in this Article II or in the Transaction Documents, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, at law or in equity regarding the Company.

(b) It is understood that, except for representations and warranties of the Company expressly set forth in this Article II (including anything set forth in the Company Disclosure Letter), any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company or its representatives, are not and shall not be deemed to be included as representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Acquirer or Merger Sub in executing, delivering and performing this Agreement and the Transactions.

Article III
Representations and Warranties of Acquirer and Merger Sub

Acquirer represent and warrant to the Company as follows:

3.1 Organization and Standing. Each of Acquirer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each has all requisite company or corporate power and authority to own, operate, lease and encumber its properties and to carry on its respective business as currently conducted. Neither of Acquirer or Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.

3.2 Authority; Non-contravention.

(a) Each of Acquirer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer and Merger Sub. This Agreement has been duly executed and delivered by each of Acquirer and Merger Sub and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer and Merger Sub, enforceable against Acquirer and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Acquirer and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer and Merger Sub, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity, is required by or with respect thereto in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such consents, approvals, Orders, authorizations, registrations filings or notices as may be required under applicable securities laws, and (ii) such other consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not prevent, materially alter or delay Acquirer’s or Merger Sub’s ability to consummate the Merger or any of the Transactions or to perform their respective obligations under this Agreement.

3.3 Financing. Acquirer will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to permit Acquirer to consummate the Merger at the Closing upon the terms contemplated by this Agreement.

3.4 Litigation. There is no Legal Proceeding pending or, to the knowledge of Acquirer or Merger Sub, threatened in writing against Acquirer or Merger Sub, nor is Acquirer or Merger Sub subject to any outstanding order, writ, judgment, injunction or decree that, in any case, would, individually or in the aggregate, (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Acquirer or Merger Sub of any of their material obligations under this Agreement.

3.5 No Prior Activity. Merger Sub is a wholly owned subsidiary of Acquirer. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for (a) obligations or liabilities incurred in connection with its incorporation or organization and (b) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the Transactions, Merger Sub has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.6 Inspection; No Other Representations. Each of Acquirer and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions. Each of Acquirer and Merger Sub further acknowledges and agrees that (a) it has not relied and is not relying upon any representations or warranties of the Company (including in due diligence materials, or in any presentation of the business and affairs of the Company by the management of the Company or other representatives in connection with the Transactions) other than the representations and warranties of the Company expressly set forth in Article II and the Transaction Documents; and (b) neither Acquirer nor Merger Sub will, and will cause its Affiliates not to, assert any claims or take any position in any Action that is inconsistent with the provisions of this Section 3.6. Each of Acquirer and Merger Sub acknowledges and agrees that, except for representations and warranties of the Company expressly set forth in Article II (including anything set forth in the Company Disclosure Letter), any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company or its representatives, are not and shall not be deemed to be included as representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Acquirer or Merger Sub in executing, delivering and performing this Agreement and the Transactions.

3.7 Disclaimer of Other Representations and Warranties.

(a) Except for representations and warranties of Acquirer and Merger Sub expressly set forth in this Article III, each of Acquirer and Merger Sub expressly disclaims any representations or warranties of any kind or nature, express or implied, at law or in equity regarding Acquirer or Merger Sub, including any representations or warranties as to the accuracy and completeness of any information regarding Acquirer or Merger Sub, their respective businesses and affairs or the Transactions.

(b) Without limiting the generality of the foregoing, except for representations and warranties of Acquirer and Merger Sub expressly set forth in this Article III, neither Acquirer or Merger Sub nor any representative of Acquirer or Merger Sub, nor any of Acquirer’s or Merger Sub’s employees, officers, directors, agents or securityholders, has made, and shall not be deemed to have made any representations or warranties relating to the business and affairs of Acquirer or Merger Sub (including in due diligence materials, or in any presentation of the business and affairs of Acquirer or Merger Sub by the management of Acquirer or Merger Sub or other representatives in connection with the Transactions). It is understood that, except for representations and warranties of Acquirer and Merger Sub expressly set forth in this Article III, any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Acquirer or Merger Sub or their respective representatives, are not and shall not be deemed to be included as representations or warranties of Acquirer or Merger Sub, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement and the Transactions.

Article IV
Additional Agreements

4.1 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquirer and the Company have previously executed a letter agreement regarding Confidential Information, dated as of March 27, 2025 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its directors, managers, officers and equityholders, to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity, stock exchange or administrative agency to the extent necessary or advisable in compliance with Applicable Law or stock exchange requirement.

(b) The Company shall not, and shall cause its Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use Parent’s, Acquirer’s or any Company Stockholder’s name or refer to Parent, Acquirer or any Company Stockholder directly or indirectly in connection with Parent’s, Acquirer’s or any Company Stockholder’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, in each case, without the prior written approval of Acquirer or such Company Stockholder. Notwithstanding anything to the contrary herein, a party hereto shall be permitted to disclose any and all terms to its equityholders and its financial, tax and legal advisors (to the extent each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law and any Legal Proceeding before a Governmental Entity in connection with the enforcement of any right or remedy related to this Agreement to the extent such Governmental Entity legally requires such disclosure. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Acquirer or Parent may issue such press releases or make such other public statements regarding this Agreement or the Transactions as Acquirer or Parent may, in its reasonable discretion, determine, including as may be required by Applicable Law. Notwithstanding anything to the contrary herein, following Closing, the Stockholders’ Agent shall be permitted to: (i) after the public announcement of the Merger, announce that it has been engaged to serve as the Stockholders’ Agent in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information to Representatives of the Stockholders’ Agent and to the Company Stockholders, in each case who have a need to know such information; provided that such persons are subject to confidentiality obligations with respect thereto.

4.2 Spreadsheet. The Company shall prepare and deliver to Acquirer a spreadsheet (the “Spreadsheet”) in the form and substance reasonably satisfactory to Acquirer and the Paying Agent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information requested by the Paying Agent), as of immediately prior to the Closing:

(a) the names of all Company Stockholders, Company Warrantholders and Company Optionholders, and their respective street addresses (if available), e-mail addresses, telephone number (if available), and taxpayer identification numbers (if available);

(b) the number, class and kind of shares of Company Capital Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers;

(c) the calculation of the Upfront Consideration, the Total Company Series G-3 Stock, the Total Company Series G-1 Stock, the portion of each of the Upfront Consideration, the [*****] Amount and each applicable Earnout Payment payable to each Company Series G-3 Stockholder (assuming the Maximum Earnout Amount is payable subject to deduction of the [*****] Amount) and the G-1 Per Share Amount;

(d) the portion of the Upfront Consideration, the portion of the [*****] Amount (assuming such amount is payable hereunder), the portion of the Earnout Amount (assuming the Maximum Earnout Amount is payable subject to deduction of the [*****] Amount), in each case, payable to each Company Stockholder in exchange for the shares of Company Capital Stock held by such Person;

(e) in respect of any shares of Company Capital Stock that are “covered securities” within the meaning of Section 6045(g)(3) of the Code, the basis and holding period information described in Section 6045(g)(2)(A) of the Code;

(f) each Indemnifying Party’s Pro Rata Share of each of the Adjustment Holdback Amount, the Indemnity Holdback Amount and the Expense Fund Amount (expressed both in cash and as a percentage); and

(g) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Acquirer.

4.3 Expenses. Whether or not the Merger is consummated, and except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense.

4.4 Tax Matters.

(a) Cooperation. Each of Acquirer, the Company Stockholders and the Company shall reasonably cooperate, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company Stockholders and the Company agree to retain all books and records in their possession with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Governmental Entity.

(b) Tax Returns.

(i) Acquirer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and the Company Subsidiaries for any Pre-Closing Tax Period that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except as otherwise required by Applicable Law; provided that all Transaction Tax Deductions shall, to the extent permitted by Applicable Law on a “more likely than not” comfort-level, be deducted in a Pre-Closing Tax Period.

(ii) To the extent any income or other material Tax Return of the Company and the Company Subsidiaries with respect to a Pre-Closing Tax Period filed after the Closing would reasonably be expected to affect amounts payable to a Company Stockholder under this Agreement or give rise to an indemnification obligation of a Company Stockholder pursuant to this Agreement, Acquirer shall provide the Stockholders’ Agent with a draft of each such Tax Return at least 15 days prior to the due date for filing thereof for the Stockholders’ Agent review and comment. Acquirer shall incorporate reasonable comments received from the Stockholders’ Agent in a timely manner in the Tax Return as filed, which are consistent with the Company’s past practices and applicable Tax law requirements.

(c) Tax Contests. To the extent a Tax contest, claim, audit, litigation, or similar proceeding with respect to Taxes of the Company or the Company Subsidiaries could affect amounts payable to a Company Stockholder under this Agreement or give rise to an indemnification obligation of a Company Stockholder pursuant to this Agreement (a “Relevant Tax Contest”), Acquirer shall promptly notify the Stockholders’ Agent of such Relevant Tax Contest; provided that a failure to give such notice shall not affect amounts indemnifiable by Company Stockholders except to the extent such failure actually prejudices the Company Stockholders. Acquirer shall control any Relevant Tax Contest; provided that the Stockholders’ Agent shall have the right, at its own expense (on behalf of the Company Stockholders), to participate in any such Relevant Tax Contest and to review material correspondence with the Tax Authority and comment on proposed submissions in any such Relevant Tax Contest and Acquirer shall not settle or compromise any such Relevant Tax Contest without the Stockholders’ Agent’s consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, further, that if the Stockholders’ Agent withholds or otherwise fails to consent to a settlement of a Relevant Tax Contest, Acquirer may nonetheless settle or compromise such Relevant Tax Contest without the Stockholders’ Agent’s consent, but such settlement or resolution of the Relevant Tax Contest will not in itself be determinative of the existence of Indemnifiable Damages.

(d) Post-Closing Actions. From and after the Closing, except as determined by Acquirer to be necessary to cause the Company’s prior Tax Return positions to be “more likely than not” correct after consultation in good faith with Stockholders’ Agent, without the consent of the Stockholders’ Agent’s, Acquirer shall not, and shall not cause or permit its Affiliates (including, following the Closing, the Company or the Company Subsidiaries) to: (i) change any Tax election of the Company or the Company Subsidiaries with respect to a Pre-Closing Tax Period, (ii) except in the case of an erroneous method of accounting, change any accounting method of the Company or the Company Subsidiaries with respect to a Pre-Closing Tax Period, (iii) amend any previously filed Tax Return of the Company or the Company Subsidiaries, (iv) initiate or enter into any voluntary disclosure agreement or program (“VDA”) with respect to Taxes of the Company or the Company Subsidiaries for a Pre-Closing Tax Period, (v) make any election under Section 336 or Section 338 of the Code (or any corresponding or similar provision of state, local or non U.S. Tax Law) with respect to the acquisition of the Company pursuant to this Agreement, or (vi) cause the Company or the Company Subsidiaries to take any action on the Closing Date after the Closing outside of the ordinary course of business, in each case, if such action would create or increase an indemnification obligation of a Company Stockholder pursuant to this Agreement or affect amounts payable to a Company Stockholder under this Agreement. Notwithstanding anything to the contrary in the foregoing or in this Section 4.4, Parent or Acquirer may cause the Company or the Company Subsidiaries to initiate participation in VDAs or otherwise voluntarily correct its sales and use Tax filing positions for the Pre-Closing Tax Period without the Stockholders’ Agent’s consent; provided that Acquirer consults with the Stockholders’ Agent prior to taking such action, keeps the Stockholders’ Agent reasonably informed as to the status of any resulting Tax audit or proceeding, and take into account the Stockholders’ Agent’s reasonable comments with respect to the conduct of such Tax proceeding or any compromise or resolution thereof.

(e) Straddle Periods. For all purposes of this Agreement, with respect to a Taxable period that begins on or prior to the Closing Date and ends after the Closing Date, in determining the amount of Taxes that are allocable to a Pre-Closing Tax Period: (i) Taxes based upon income, gains, sales, proceeds, profits, receipts, wages, compensation, payments or similar items shall be allocated to the Pre-Closing Tax Period based on a closing of the books as of the end of the Closing Date and (ii) any other Taxes shall be as allocated to the Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date, and the denominator of which is the total number of days in the Taxable period; provided that the amount of “tested income” or “subpart F income” of the Company or any Company Subsidiary earned in a Pre-Closing Tax Period shall be calculated as if the Taxable year (as determined for U.S. federal income tax purposes) of the relevant Company Subsidiary ended on the Closing Date.

4.5 Director and Officer Indemnification; E&O Tail Policy.

(a) If the Merger is consummated, then until the sixth anniversary of the Closing Date, Acquirer will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to its present and former directors and officers as of immediately prior to the Closing (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and set forth in Schedule 4.6 of the Company Disclosure Letter and pursuant to the Certificate of Incorporation and Bylaws in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to all claims relating to or arising out of acts or omissions occurring at or prior to the Closing that are asserted after the Closing; provided that Acquirer’s and the Surviving Corporation’s obligations under this Section 4.6(a) shall not apply to (i) any claim or matter that relates to any fraud or any willful or intentional breach of a representation, warranty, covenant, agreement or obligation made by or of the Company in connection with this Agreement or the Transactions or (ii) any claim based on a claim for indemnification made by an Indemnified Person pursuant to Article V.

(b) For a period of at least six years from the Closing Date, Acquirer and the Surviving Corporation will not amend, repeal or modify any provision in the Surviving Corporation’s certificate of incorporation or bylaws (or equivalent organizational documents), or in any indemnification agreements with the Company in effect on the Agreement Date, in any manner adverse to any Company Indemnified Party, it being the intent of the parties that any Company Indemnified Party will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under Applicable Law and consistent with the Company Indemnification Provisions.

(c) At or prior to the Closing, the Company shall purchase a directors’ and officers’ tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form reasonably satisfactory to the Company and Acquirer, which shall provide the Company Indemnified Parties with coverage for six years following the Closing Date with respect to claims arising out of acts or omissions occurring at or prior to the Closing. Acquirer and the Surviving Corporation will not, and will cause their Subsidiaries to not, cancel or change such insurance policies in any respect and will maintain such policies in full force and effect for six years following the Closing Date. Following the Closing, the Surviving Corporation or its respective successors shall, and Acquirer shall cause the Surviving Corporation or its respective successors to, reasonably cooperate with the Company Indemnified Parties in connection with a claim under any Company Indemnification Provision.

(d) Unless otherwise requested in writing by Acquirer, at or prior to the Closing, the Company shall purchase a non-cancellable “tail” insurance policy to the Company’s errors and omissions and cyber liability insurance (the “E&O Tail Policy”), with a claims period of at least three years, with terms, conditions, retentions, limits of liability and levels of coverage at least as favorable as such existing policies with respect to matters existing or occurring at or prior to the Closing.

4.6 Employee Matters.

(a) Acquirer shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to provide each employee of the Company who is employed as of immediately prior to the Effective Time (each, a “Continuing Employee”) full credit (for purposes of eligibility to participate but excluding any Acquirer equity programs) for service with the Company and each Company Subsidiary (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Acquirer or the Surviving Corporation, as applicable, in which such employees become participants; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

(b) From and after the Effective Time, with respect to each benefit plan maintained by Acquirer or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Acquirer Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Acquirer shall use commercially reasonable efforts to cause each such Acquirer Welfare Plan (to the extent permitted by the applicable Acquirer Welfare Plans, without any modifications thereto) to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Acquirer Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Acquirer Welfare Plan; provided that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 4.6(a) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Acquirer Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Acquirer Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(c) In the event of the termination of the Company 401(k) Plan pursuant to Section 1.3(a)(vii), Acquirer shall use commercially reasonable efforts to have a 401(k) plan sponsored by Acquirer or one of its Affiliates accept a direct rollover of distributions from such Company 401(k) Plan of the account balances (to the extent permitted by the applicable 401(k) plan, without any modifications thereto) of each Continuing Employee, if such rollover is elected in accordance with Applicable Law by such Continuing Employee.

Nothing in this Section 4.6 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Employee Plan, (ii) prevent Acquirer from amending or terminating any of its benefit plans in accordance with their terms, (iii) create a right in any employee to employment with Acquirer, the Surviving Corporation or any Company Subsidiary, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Acquirer, the Surviving Corporation or any Company Subsidiary or under any benefit plan which Acquirer, any Company Subsidiary or the Surviving Corporation may maintain.

4.7 Retention Pool. Parent will establish a retention pool for certain employees of the Company who remain employed with the Company at the time of grant in an aggregate amount of [*****] (the “Retention Pool”), pursuant to which such employees of the Company will be granted a mix of a number of Parent PSUs and/or Parent RSUs. The Retention Pool shall be allocated by Parent in its sole discretion after consultation with the Company and be subject to time-based vesting and performance metrics. In the event that any employee who is allocated a portion of the Retention Pool rejects an offer of employment with Parent, Acquirer or the Company or resigns or otherwise terminates service with Parent, Acquirer or the Company prior to any portion of the Retention Pool vesting, such unvested portion shall be forfeited and no reallocation of such forfeited portion of the Retention Pool shall occur.

Article V
Indemnity Holdback Fund and Indemnification

5.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

(a) “Company Fraud” means fraud under Delaware common law by the Company or any Company Subsidiary in the making of representations and warranties in Article II or the certificates to be delivered pursuant to Sections 1.3(a)(i) and 1.3(a)(ix).

(b) “Fundamental Indemnification Matters” means (i) each of the Indemnifiable Matters set forth in Section 5.2(a) (except for General Representation Matters) and (ii) each Personal Indemnification Matter.

(c) “Fundamental Representations” means the representations and warranties made by the Company in Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Sections 2.3(a) (Authority), Section 2.12 (Taxes) and Section 2.18 (Transaction Fees) of this Agreement.

(d) “General Representations” means the representations and warranties set forth in Article II, except for the Fundamental Representations.

(e) “Indemnity Holdback Pro Rata Share” means, with respect to a particular Indemnifying Party at a particular time, such Indemnifying Party’s Pro Rata Share, as equitably adjusted to account for any reductions of the Indemnity Holdback Fund pursuant to a Personal Indemnification Obligation related to such Indemnifying Party.

(f) “Indemnified Person” mean each of Acquirer, Sub, the Surviving Corporation and their respective subsidiaries, officers, directors, agents and employees, and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (collectively, the “Indemnified Persons”).

(g) “Personal Fraud” means, with respect to each Indemnifying Party, any Fraud (x) by or on behalf of the Company or any Subsidiary of which such Indemnifying Party had actual knowledge (without duty to investigate) or (y) by such Indemnifying Party.

(h) “Personal Indemnification Obligations” means, with respect to each Indemnifying Party, such Indemnifying Party’s obligation to indemnify the Indemnified Persons for Indemnifiable Damages arising out of, resulting from or in connection with any Personal Indemnification Matter.

5.2 Indemnification.

(a) Subject to the limitations set forth in this Article V, the Indemnifying Parties shall severally (in accordance with their respective Pro Rata Shares) and not jointly, indemnify, defend and hold harmless the Indemnified Persons from and against any and all losses, liabilities, claims, damages, fees, costs and expenses, including costs of enforcement and investigation, costs of defense and settlement and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”), directly or indirectly, arising out of a third-party claim or a direct claim, arising out of, resulting from or in connection with the following (each matter set forth in clauses (i)-(x), an “Indemnifiable Matter”):

(i) any failure of any General Representation to be true and correct as of the Agreement Date, except for any General Representation that speaks only as of a specific date or dates, in which case any failure of such General Representation to be true and correct as of such date or dates (each, a “General Representation Matter”);

(ii) any failure of any Fundamental Representation to be true and correct as of the Agreement Date, except for any Fundamental Representation that speaks only as of a specific date or dates, in which case any failure of such Fundamental Representation to be true and correct as of such date or dates (each, a “Fundamental Representation Matter”);

(iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement that are required to be performed prior to the Closing;

(iv) any matter set forth on Schedule 2.6 of the Company Disclosure Letter or that is or would be an exception to the representations and warranties made in Section 2.6 (Litigation) as of the Agreement Date or as of the Closing Date, or any other Legal Proceedings related to the Transactions (including Legal Proceedings by any then-current or former holders or alleged then-current or former holders of any equity interests of the Company (including any predecessors), arising out of, resulting from or in connection with any alleged breach of fiduciary duty);

(v) any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate (including any errors in the calculation of any component of the Upfront Consideration to the extent not already taken into account in the calculation of the Final Upfront Consideration or the allocation of the Aggregate Consideration);

(vi) any Pre-Closing Taxes and any Taxes for which the Company Securityholders are responsible pursuant to Section 1.11, except in each case to the extent taken into account in the calculation of the Upfront Consideration (including through the calculation of Company Debt or Company Net Working Capital);

(vii) any claims (A) by any Person to the effect that such Person is entitled to any equity interest of Parent, Acquirer, the Company or any Company Subsidiary or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet and (B) by any Company Securityholder, equityholder of any Company Subsidiary or any Person purporting to be a Company Securityholder or an equityholder of any Company Subsidiary that are brought in connection with or related to the Transactions, including any payments paid with respect to Dissenting Shares (including reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of any Dissenting Shares) to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.9(a) upon the exchange of such Dissenting Shares;

(viii) any indemnification liabilities to the Company’s or any Company Subsidiary’s directors and officers (in their capacities as such) in excess of the Tail Insurance Coverage;

(ix) any Company Fraud; and

(x) matters set forth on Schedule 5.2(a)(x).

(b) Each Indemnifying Party shall also indemnify and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any failure of such Indemnifying Party to have good and valid title to the shares of Company Capital Stock, Company Options and Company Warrants as set forth in the Spreadsheet, (ii) any Taxes of the Indemnifying Party (including any withholding Taxes imposed by a Tax Authority that were required to be withheld pursuant to Section 1.12), and (iii) any Personal Fraud (the matters set forth in clauses (i), (ii) and (iii), collectively, “Personal Indemnification Matters”).

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement will limit the remedies of an Indemnified Person against any Indemnifying Party, or the liabilities of such Indemnifying Party to any Indemnified Person, arising out of, resulting from or in connection with Personal Fraud.

(d) Material Adverse Effect and materiality qualifications in any representation or warranty shall not be taken into account in determining whether a breach of such representation or warranty (or failure of any representation or warranty to be true and correct) exists, or in determining the amount of any Indemnifiable Damages with respect to such breach or failure to be true and correct, except for Section 2.5(b) and the defined terms “Material Contract,” “Significant Customer” and “Significant Supplier.”

(e) Notwithstanding anything to the contrary herein, the obligations of the Indemnifying Parties to indemnify the Indemnified Persons pursuant to this Article V (the “Indemnification Obligations”) will be determined without regard to any right of indemnification, compensation, reimbursement, contribution or right of advancement from any Indemnified Person (whether based upon such Indemnifying Party’s position as an officer, director, employee or agent of the Company or any Company Subsidiary, or otherwise), and no Indemnifying Party will be entitled to any payment or set-off from any Indemnified Person or the Indemnity Holdback Fund for amounts paid for indemnification under this Article V.

(f) Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Persons shall not be limited by any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to a General Representation Matter or Fundamental Representation Matter, subject to the limitations on the effect of such disclosure set forth therein), any Indemnified Person at or prior to the Effective Time regarding any failure, breach or other event or circumstance.

5.3 Limitations to the Indemnification Obligations of the Indemnifying Parties. Subject in each case to Section 5.2(c), the Indemnification Obligations will be subject to the following:

(a) Deductible. Except in the event of Company Fraud, the Indemnifying Parties will have no liability for any General Representation Matter unless the aggregate Indemnification Obligations for Indemnifiable Damages arising out of, resulting from or in connection with all General Representation Matters exceed [*****] in the aggregate (the “Deductible”). For clarity, if the aggregate Indemnification Obligations exceed the Deductible, then the Indemnification Obligations will only include such Indemnifiable Damages in excess of the Deductible. For the avoidance of doubt, the Sales Tax Liability Amount shall not be taken into account in determining whether the Deductible has been reached.

(b) Caps. Subject to Section 5.2(c), if the Merger is consummated, the Indemnification Obligations of each Indemnifying Party will be capped at the aggregate amount of consideration such Indemnifying Party actually receives (on a gross basis and not net of Taxes) pursuant to this Agreement (“Received Proceeds”); provided that, except to extent arising out of, resulting from or in connection with Company Fraud, the Indemnification Obligations of each Indemnifying Party for Indemnifiable Damages arising out of, resulting from or in connection with all General Representation Matters will be capped at such Indemnifying Party’s Pro Rata Share of the Indemnity Holdback Amount. In no event shall an Indemnifying Party be liable pursuant to this Agreement in excess of the amount of such Indemnifying Party’s Received Proceeds, except in the case of Personal Fraud by such Indemnifying Party, and no Indemnifying Party shall be liable for any fraud of any other Person, including any other Indemnifying Party, other than the Company with respect to Company Fraud (according to such Indemnifying Party’s Pro Rata Share and capped at such Indemnifying Party’s Received Proceeds).

(c) Survival; Claims Periods. The Indemnification Obligations of the Indemnifying Parties in respect of (i) General Representation Matters will continue with respect to all Officer’s Certificates delivered to the Stockholders’ Agent on or prior to end of the Indemnity Holdback Period (or, solely for purposes of claims under the R&W Policy, such longer period as specified in the R&W Policy) and (ii) Fundamental Indemnification Matters will continue with respect to all Officer’s Certificates delivered to the Stockholders’ Agent on or prior to the date that is the later of (a) six years following the Closing and (b) the expiration of the applicable statute of limitations (as applicable to such matter, the “Claims Period”). For clarity, if an Indemnified Person delivers an Officer’s Certificate to the Stockholders’ Agent prior to the end of the applicable Claims Period, then (x) the Indemnification Obligations of the Indemnifying Parties will continue until the claims set forth in such Officer’s Certificate (as may be amended pursuant to Section 5.5(b)) are finally resolved in accordance with Section 5.5 and (y) the Indemnification Obligations of the Indemnifying Parties with respect to such claims will not be affected by the expiration of any representation, warranty or covenant.

(d) Satisfaction of Indemnification Claims. After the Closing, (A) with respect to the General Representation Matters (except in the event of Company Fraud), the Indemnified Persons shall seek recovery of Indemnifiable Damages: (1) first, to the extent such Indemnifiable Damages exceed the Deductible, from the Indemnity Holdback Fund until, to the extent covered by the R&W Policy, the “Retention” as set forth the R&W Policy (the “Retention”) is eroded in full, and (2) second, to the extent such Indemnifiable Damages are covered as a “Loss” as set forth in the R&W Policy (an “Insured Loss”), from the R&W Policy, (B) with respect to all other Indemnifiable Matters, the Indemnified Persons shall seek recovery of Indemnifiable Damages: (1) first, from the Indemnity Holdback Fund until, to the extent covered by the R&W Policy, the Retention is eroded in full, (2) second, to the extent such Indemnifiable Damages are Insured Losses, from the R&W Policy, and (3) third, directly from the Indemnifying Parties (on a Pro Rata Share basis) or at Acquirer’s election, setoff and reduce the [*****] Amount or the Earnout Payments in lieu of such payment pursuant to Section 5.3(f); provided that, to the extent the Indemnified Persons seek recovery from the Indemnity Holdback Fund solely in satisfaction of the Personal Indemnification Obligations of an Indemnifying Party, then such recovery will be limited to the Indemnity Holdback Pro Rata Share of such Indemnifying Party at the time of such recovery; provided, further, that the Indemnified Persons may elect to recover Indemnifiable Damages in respect of the Personal Indemnification Obligations of an Indemnified Person directly from such Indemnifying Party. Subject to the caps set forth in Section 5.3(b), if the Indemnified Persons seek recovery of any Indemnifiable Damages directly against the Indemnifying Parties pursuant to this Section 5.3(d)), then each Indemnifying Party shall, as promptly as practicable (and in any event within 10 Business Days) following the date such amount becomes payable pursuant to this Article V, pay to the Indemnified Person their Pro Rata Share of such Indemnifiable Damages.

(e) Insurance. Indemnifiable Damages shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums); provided that, except with respect to the R&W Policy, nothing set forth in this Section 5.3(e) shall be deemed to require or obligate any Indemnified Person to seek or continue to pursue recovery under any insurance policy with respect to any amount of Indemnifiable Damages.

(f) Set-Off. Notwithstanding anything herein to the contrary but subject to the order set forth in Section 5.3(d) and any applicable limitations set forth herein, Acquirer may withhold from and set-off against the [*****] Amount or any Earnout Payment, if such payment is earned pursuant to Section 1.8 or Section 1.9, respectively, any Indemnifiable Damages that are finally determined to be owed to the Indemnified Persons in accordance with this Article V.

(g) Tax Limitations. [*****]

(h) Mitigation. Acquirer acknowledges the common law duty to mitigate damages that exists under the laws of the State of Delaware, with which Acquirer will comply.

(i) No Indemnified Person shall be entitled to indemnification for (i) any consequential damages unless reasonably foreseeable, or (ii) special, exemplary or punitive damages, except to the extent awarded to a third party.

5.4 Indemnity Holdback Fund.

(a) The Indemnity Holdback Fund shall be available to compensate Acquirer (on behalf of itself or any other Indemnified Person) for Indemnifiable Damages pursuant to this Article V and any Upfront Consideration Shortfall pursuant to Section 1.7.

(b) Distributions from the Indemnity Holdback Fund shall only be made pursuant to (i) Section 5.5(c), (ii) a joint agreement executed by each of Acquirer and the Stockholders’ Agent or (iii) a final, non-appealable award or order of a court of competent jurisdiction in compliance with Section 6.11. All amounts released from the Indemnity Holdback Fund to the Indemnifying Parties shall be made in accordance with such Indemnifying Party’s Indemnity Holdback Pro Rata Share at the time of such release.

(c) Promptly (and in any event within three Business Days) after the end of the Indemnity Holdback Period, Acquirer will deliver to the Paying Agent (for further distribution to the Indemnifying Parties based on their respective Pro Rata Share) the remaining balance of the Indemnity Holdback Fund, less that portion of the Indemnity Holdback Fund that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Officer’s Certificate delivered to the Stockholders’ Agent on or prior to the Indemnity Holdback Release Date in accordance with this Article V, which portion shall remain in the Indemnity Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied.

5.5 Claims.

(a) On or before the last day of the applicable Claims Period, Acquirer may deliver to the Stockholders’ Agent (and, if applicable, the Indemnifying Parties against whom recovery is directly sought) a certificate signed by any officer of Acquirer (an “Officer’s Certificate”):

(i) stating that an Indemnified Person has incurred, suffered, paid, reserved or accrued, or reasonably anticipates that it may incur, suffer, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Taxing authority may raise such matter in an audit of Acquirer or its Affiliates, including the Company or any Company Subsidiary, that could give rise to Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, suffered, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquirer to be incurred, suffered, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(b) The Officer’s Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Officer’s Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering an updated or amended Officer’s Certificate, so long as the delivery of the original Officer’s Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Officer’s Certificate; provided that all claims for Indemnifiable Damages properly set forth in the original Officer’s Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Officer’s Certificate (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder.

(c) If the Stockholders’ Agent (or any applicable Indemnifying Party against whom recovery is directly sought) accepts, by written notice to Acquirer, or does not contest any claim or claims by Acquirer made in any Officer’s Certificate on or prior to the date that is 30 days after receipt of such Officer’s Certificate, then (i) the entire amount of such claim or claims set forth on such Officer’s Certificate will become payable by the Indemnifying Parties to the Indemnified Persons and (ii) the total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Officer’s Certificate shall be recoverable by Acquirer pursuant to Section 5.3(d)).

(d) If the Stockholders’ Agent (or any applicable Indemnifying Party against whom recovery is directly sought) objects in writing to any claim or claims by Acquirer made in any Officer’s Certificate within the 30-day period referenced in Section 5.5(c), Acquirer and the Stockholders’ Agent (or any applicable Indemnifying Party against whom recovery is directly sought) shall attempt in good faith for 45 days after Acquirer’s receipt of such written objection to resolve such objection.

(e) If no such agreement can be reached during the 45-day period for good faith negotiation referenced in Section 5.5(d), but in any event upon the expiration of such 45-day period, either Acquirer (on behalf of itself or any other Indemnified Person) or the Stockholders’ Agent (or any applicable Indemnifying Party against whom recovery is directly sought) may submit such dispute for final adjudication to the applicable court sitting in the State of Delaware in accordance with Section 6.11.

5.6 Stockholders’ Agent.

(a) At the Closing, by the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Company Stockholder shall be deemed to have approved, constituted and appointed Shareholder Representative Services LLC as the Stockholders’ Agent. For purposes of this Agreement, the term “Stockholders’ Agent” means the representative, attorney-in-fact and agent for and on behalf of the Company Stockholders with respect to any matter that affects the Company Stockholders in connection with this Agreement and any related agreements, including with the power and authority to (i) give and receive notices and communications to or from Acquirer (on behalf of itself of any other Company Stockholder) relating to this Agreement or any of the Transactions and other matters contemplated by this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Company Stockholders individually), (ii) authorize deliveries to Acquirer of cash from the Holdback Funds in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims), (iii) object to and/or resolve such claims pursuant to Section 5.5, (iv) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims, (v) provide any consents hereunder, including with respect to any proposed settlement of any claims or agree to any amendment to this Agreement and (vi) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Stockholders’ Agent may resign at any time. The Person serving as the Stockholders’ Agent may be replaced from time to time by the holders of a majority in interest of the Holdback Funds upon not less than 10 days’ prior written notice to Acquirer. No bond shall be required of the Stockholders’ Agent.

(b) The Stockholders’ Agent will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholders’ Agent shall not be liable for any action or omission pursuant to the advice of counsel. The Company Stockholders shall indemnify the Stockholders’ Agent against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Agent Expenses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Agent Expense is suffered or incurred; provided, that in the event that any such Agent Expense is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Company Stockholders the amount of such indemnified Agent Expense to the extent attributable to such gross negligence or willful misconduct. Agent Expenses may be recovered by the Stockholders’ Agent from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Company Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Stockholder; provided, that while the Stockholders’ Agent may be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders from their obligation to promptly pay such Agent Expenses as they are suffered or incurred. In no event will the Stockholders’ Agent be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Agent hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Agent or the termination of this Agreement.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 5.6(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder, and each Company Stockholder shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Stockholder; provided that the foregoing shall not apply to any notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction in connection with indemnification claims that do not involve all of the Indemnifying Parties. Notwithstanding anything to the contrary contained herein, the Stockholders’ Agent shall obtain the prior written consent of any Company Stockholder before taking any action which would affect such Company Stockholder adversely and disproportionately to any other Company Stockholder (for the avoidance of doubt, other than disproportionate effects solely related to differences among Indemnifying Parties’ respective Pro Rata Shares).

(d) On the Closing Date, Acquirer shall wire, or cause to be wired, $250,000 in cash (the “Expense Fund Amount”) from the Upfront Consideration payable to the Company Stockholders pursuant to Section 1.4 to the Stockholders’ Agent. The Expense Fund Amount shall be held by the Stockholders’ Agent in a segregated bank account and shall be used for the purposes of paying directly or reimbursing the Stockholders’ Agent for any Agent Expenses incurred pursuant to this Agreement (the “Expense Fund”). The Stockholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its fraud, bad faith, gross negligence or willful misconduct. The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Company Stockholders will not receive any interest or earnings on the Expense Fund and hereby irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Stockholders. As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Expense Fund (if any) to the Paying Agent and/or Acquirer, as applicable, for further distribution to the Company Stockholders. For tax purposes, the Expense Fund Amount will be treated as having been received and voluntarily set aside by the Company Stockholders at the time of Closing. The Stockholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Stockholders. As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Expense Fund (if any) to the Paying Agent and/or Acquirer, as applicable, for further distribution to the Company Stockholders.

5.7 Third-Party Claims. In the event Acquirer becomes aware of a third-party claim that Acquirer believes may result in a claim for indemnification pursuant to this Article V by or on behalf of an Indemnified Person, Acquirer shall give the Stockholders’ Agent (or, in the event of a claim against a particular Indemnifying Party, such Indemnifying Party) prompt written notice thereof (with reasonable detail to the extent available to Acquirer at that time) and shall have the right in its sole discretion to conduct the defense of, and to settle or resolve, any such claim, including paying and/or agreeing to pay, in settlement or resolution of such claim, any amounts to the third party making such claim (such amounts, collectively, a “Settlement Payment”). The costs and expenses incurred by Acquirer in connection with any investigation, defense, settlement or resolution of such claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) (collectively, “Defense Costs,” which, for the avoidance of doubt, do not include a Settlement Payment itself), shall constitute Indemnifiable Damages for which the Indemnified Persons shall be indemnified to the extent an indemnification claim therefor is made under this Article V, whether or not it is ultimately determined that such third-party claim is itself indemnifiable under Section 5.2, and neither the Stockholders’ Agent nor any Indemnifying Party shall have any power or authority to object to recovery by or on behalf of any Indemnified Person (against the Indemnity Holdback Fund or otherwise) for any Indemnifiable Damages claimed with respect to such Defense Costs. The Stockholders’ Agent (or the Indemnifying Party) shall have the right to receive copies of all pleadings, notices and communications with respect to such third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and subject to execution by the Stockholders’ Agent (or the Indemnifying Party) of Acquirer’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. In the event that Acquirer determines to settle or resolve any such third-party claim and make a Settlement Payment in connection therewith, Acquirer shall seek the consent of the Stockholders’ Agent (or the Indemnifying Party) to such Settlement Payment. If the Stockholders’ Agent (or the Indemnifying Party) (i) has consented to such Settlement Payment or (ii) unreasonably withholds, conditions or delays giving such consent to such Settlement Payment (provided that such consent shall be deemed to have been given unless the Stockholders’ Agent (or the Indemnifying Party) shall have objected within 15 days after a written request for such consent by Acquirer), then the existence and amount of Indemnifiable Damages with respect to such Settlement Payment shall be determinative and binding upon the Indemnifying Parties and neither the Stockholders’ Agent nor any Indemnifying Party shall have any power or authority to object to recovery by or on behalf of any Indemnified Person (against the Indemnity Holdback Fund or otherwise) for any Indemnifiable Damages claimed with respect to such Settlement Payment. If the Stockholders’ Agent (or the Indemnifying Party) has not consented to such Settlement Payment and such consent was not either (i) unreasonably withheld, conditioned or delayed or (ii) deemed given for failure to object within 15 days after a written request therefor, then the existence and amount of Indemnifiable Damages with respect to such Settlement Payment shall be determined in the manner applicable to indemnification claims made pursuant to this Article V.

5.8 Treatment of Indemnification Payments. The parties agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article V as an adjustment to the Upfront Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.

5.9 Exclusive Remedy. Except for equitable remedies for non-monetary damages, from and after the Effective Time, the indemnification provided in this Article V shall constitute the sole and exclusive remedy of the Indemnified Persons for monetary damages with respect to any Indemnifiable Damages, except in the case of any claims arising out of, resulting from or in connection with any Company Fraud or Personal Fraud. For clarity, the survival periods and liability limits set forth in this Article V shall control notwithstanding any statutory or common law provisions or principles to the contrary. Nothing in this Agreement, including the limitations set forth in Section 5.3, shall limit any Indemnified Person’s rights or obligations under any other agreement entered into in connection with this Agreement.

Article VI
General Provisions

6.1 Survival of Representations, Warranties and Covenants. If the Merger is consummated, (a) the representations, warranties and covenants of the Company shall survive the Closing until the expiration of latest Claims Period relating to such representation, warranty or covenant and (b) the representations, warranties and covenants of Acquirer and the Merger Sub contained in this Agreement and the other documents contemplated by this Agreement and the Transactions will expire and be of no further force or effect as of the Effective Time, except for covenants to be performed after the Effective Time, which will survive until performed.

6.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquirer, Guarantor or Merger Sub, to:

SoundHound, Inc.
5400 Betsy Ross Drive
Santa Clara, CA 95054
Attention: Nitesh Sharan, Chief Financial Officer

Chris Kelley, Head of Strategy and M&A

Email: nsharan@soundhound.com; ckelley@soundhound.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Kris Withrow; Victoria Lupu

Telephone No.: (650) 938-5200

Email:	kwithrow@fenwick.com

vlupu@fenwick.com

(ii) if to the Company, to:

Interactions LLC
31 Hayward Street, Suite E
Franklin, MA 02038
Attention: Chief Executive Officer
Telephone No.: (866) 637-9049
Email: mike@interactions.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: John Egan; Joseph C. Theis, Jr.
Telephone No.: (617) 570-1514; (617) 570-1928
Email: jegan@goodwinlaw.com; jtheis@goodwinlaw.com

(iii) If to the Stockholders’ Agent, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202
Attention: Managing Director
Telephone No.: (303) 648-4085
Email: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: John Egan; Joseph C. Theis, Jr.
Telephone No.: (617) 570-1514; (617) 570-1928
Email: jegan@goodwinlaw.com; jtheis@goodwinlaw.com

Any notice given as specified in this Section 6.22 (i) if delivered personally or sent by electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day (provided that the sender of such email does not receive a written notification of delivery failure) or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.

6.3 Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to a series of clauses are inclusive of the endpoint clauses (e.g., “clause (x) through (y)” is inclusive of clauses (x) and (y)), (vi) references to any Person include the predecessors, successors and permitted assigns of that Person, (vii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (viii) subject to clause (ix), the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (ix) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of the Company or its Affiliates, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by the Company in connection with this Agreement at least 24 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives at least 24 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fifth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

6.4 Amendment. Subject to Applicable Law, Acquirer, the Merger Sub and the Company may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed by Acquirer and the Company (provided that after the Company Stockholder Approval has been obtained, no amendment shall be made that by law requires further approval by the Company Stockholders without such further approval). To the extent permitted by Applicable Law, Acquirer and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Stockholders’ Agent. Notwithstanding the foregoing, without the prior written consent of any affected Company Stockholder, no amendment or waiver of this Agreement shall (i) increase the liability (or reduce or remove any limitation of liability) of any Company Stockholder, (ii) treat any Company Stockholder adversely in a manner disproportionately to the treatment of any other similarly situation Company Stockholder, (iii) reduce the amount (or change the form of) consideration payable hereunder, or (iv) impose any additional requirement as a condition to the payment of the consideration to any Company Stockholder or otherwise (including, without limitation, requiring a Company Stockholder to agree to (1) any additional release of claims, (2) amend or terminate any additional contract, or (3) enter into any restrictive covenant (e.g. non-competition, non-solicitation, non-disparagement, etc.)).

6.5 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Stockholders’ Agent may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (a) prior to the Closing with respect to the Company and/or the Company Stockholders, signed by the Company, (b) after the Closing with respect to the Indemnifying Parties and/or the Stockholders’ Agent, signed by the Stockholders’ Agent and (c) with respect to Acquirer and/or Merger Sub, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

6.7 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article V is intended to benefit the Indemnified Persons and Section 5.11 is intended to benefit the Company Indemnified Parties).

6.8 Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

6.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.10 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

6.11 Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (provided that only clause (b) below shall apply to the Stockholders’ Agent), (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) (other than with respect to the Stockholders’ Agent) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

6.12 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

6.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.14 Post-Closing Representation, Protected Communications.

(a) If the Stockholders’ Agent or any Indemnifying Party so desires, and without the need for any consent or waiver by Acquirer, then Goodwin Procter LLP (the “Existing Counsel”) shall be permitted to represent the Stockholders’ Agent or any Indemnifying Party or any manager, director, member, stockholder partner, officer, employee or Affiliate thereof after the Closing in connection with any matter related to this Agreement or the Transactions or any disagreement, dispute, litigation, action, suit, claim, investigation, proceeding or obligation relating thereto. Immediately following the Closing, the Company shall cease to have any attorney-client relationship with the Existing Counsel, unless and to the extent the Existing Counsel is specifically engaged in writing by the Company to represent it after the Closing. Notwithstanding such representation or any continued representation of the Company, each of the parties hereto (on their own behalf and on behalf of their Affiliates) hereby consents thereto and expressly waives any conflict of interest arising therefrom, and each of such parties will cause any Affiliate thereof to consent to expressly waive any conflict of interest arising from such representation.

(b) Each party hereto further agrees that, as to all privileged communications among the Existing Counsel and the Company, any Indemnifying Party and/or any of their respective Affiliates and all attorney work product that in either case relate to the negotiation, documentation and consummation of this Agreement and the Transactions (collectively the “Protected Information”), the attorney-client privilege, the expectation of client confidence, all attorney work product protections and all similar protections belong to Acquirer and the Surviving Corporation, to the extent such privilege has not been waived. Acquirer, for itself, Merger Sub, the Surviving Corporation and its and their respective successors and assigns, hereby irrevocably acknowledges and agrees that solely with respect to any claim for indemnification made by or on behalf of the Indemnified Persons under Article V, not to (i) invoke any attendant attorney-client privilege, attorney work product protection or expectation of client confidentiality applicable to the Protected Information or (ii) use the Protected Information in connection with any such claim, in each case except in connection with claims based on Fraud. Notwithstanding the foregoing, in the event that a dispute arises between the Indemnifying Parties and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Indemnifying Parties may assert the attorney-client privilege and/or attorney work product protections to prevent disclosure of confidential communications by the Existing Counsel to such third party, to the extent the privilege has not been waived; provided, however, that the Indemnifying Parties may not waive such privilege without the prior written consent of Acquirer.

6.15 Guaranty.

(a) To induce the Company to enter into this Agreement, Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment and performance of (i) Acquirer’s and Merger Sub’s obligations under Sections 1.5, 1.7, 1.8 and 1.9 of this Agreement, including any Liabilities arising out of a breach or termination hereof, as and when due (collectively, the “Guaranteed Obligations”). This guarantee may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on Guarantor and its successors and assigns until the Guaranteed Obligations have been satisfied in full.

(b) In the event Acquirer or Merger Sub, as applicable, defaults in the payment or performance of the Guaranteed Obligations in accordance with the terms of this Agreement, Guarantor promises and undertakes to make all payments pursuant to the Guaranteed Obligations hereunder free and clear of any deduction, offset, defense, claim or counterclaim of Guarantor of any kind.

(c) The guaranty set forth in Section 6.15(a) (the “Guaranty”) is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance by Acquirer and Merger Sub of the Guaranteed Obligations and not of collection. Should Acquirer or Merger Sub default in the payment or performance of any of the Guaranteed Obligations, Guarantor’s obligations hereunder shall become immediately due and payable to the Company or, if and only if the Effective Time occurs and to the extent that such obligations become due and payable thereafter, to the former holders of Company Capital Stock or the Indemnified Persons. Claims hereunder may be made on one or more occasions. If any payment in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made.

(d) Guarantor agrees that the Guaranteed Obligations shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Acquirer or Merger Sub, (ii) any change in the time, place or manner of payment of the Guaranteed Obligations or rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms of this Agreement or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations, (iii) the addition, substitution or release of any Person interested in the Transactions, (iv) any change in the corporate existence, structure or ownership of Acquirer or Merger Sub, (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Acquirer or Merger Sub or their assets, (vi) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations or (vii) the existence of any claim, set-off or other right which Acquirer or Merger Sub may have at any time against the Company (other than satisfaction of the Guaranteed Obligations or rights of Merger Sub pursuant to this Agreement), whether in connection with the Guaranteed Obligations or otherwise. Guarantor acknowledges that it has received and will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Section 6.15 are knowingly made in contemplation of such benefits.

(e) No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power pursuant to this Section 6.15 shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power pursuant to this Section 6.15 preclude any other or future exercise of any right, remedy or power pursuant to this Section 6.15. Each and every right, remedy and power granted to the Company pursuant to this Section 6.15 or allowed it by Law or agreement with respect to this Section 6.15 shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, exhaust any or all of the Company’s rights against Acquirer, Merger Sub or any other Person liable for any Guaranteed Obligations prior to proceeding against Guarantor hereunder or resort to any security or other means of collecting payment. Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any Action asserting that the Guaranty is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and general equitable principles (whether considered an Action in equity or at law).

(f) Guarantor hereby represents and warrants to the Company and covenants that: (i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action, and no other proceedings on the part of Guarantor or its stockholders is necessary to authorize this Agreement, and do not contravene any provision of Guarantor’s organizational documents or any Law or contractual restriction binding on Guarantor or its assets; and (ii) this Agreement constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in an Action at law or in equity).

(g) Nothing in this Section 6.15 shall waive any defenses, counterclaims or rights of indemnity or setoff that Acquirer or Merger Sub may have under this Agreement or applicable Law.

[Signature Page Next]

IN WITNESS WHEREOF, Guarantor, Acquirer, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SOUNDHOUND, INC.

By:	/s/ Keyvan Mohajer
Name:	Keyvan Mohajer
Title:

IRIS MERGER SUB, INC.

By:	/s/ Keyvan Mohajer
Name:	Keyvan Mohajer
Title:	Chief Executive Officer

Solely for purposes of Section 4.7 and Section 6.15 hereof,
SOUNDHOUND AI, INC.

By:	/s/ Keyvan Mohajer
Name:	Keyvan Mohajer
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Guarantor, Acquirer, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

INTERACTIONS CORPORATION

By:	/s/ Michael Iacobucci
Name:	Michael Iacobucci
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Guarantor, Acquirer, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

EXHIBIT A

Definitions

As used herein, the following terms shall have the meanings indicated below:

“Accounting Principles” means GAAP and, to the extent consistent with GAAP, the Company’s accounting policies, methods and practices as applied in the Financial Statements and the principles set forth on Schedule B.

“Adjustment Holdback Amount” means an amount equal to [*****].

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Aggregate Consideration” means, an amount equal to the sum of, without duplication (i) the Upfront Consideration, (ii) the Series G-1 Consideration, (iii) the [*****] Amount (if and only to the extent payable hereunder) and (iv) the Earnout Amount (if and only to the extent payable hereunder).

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, guidance, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Business” means the business of the Company and the Company Subsidiaries as currently conducted and as currently proposed to be conducted by the Company.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act.

“Change in Control Payment” means (i) any severance, transaction, retention, bonus, commission, management incentive plan, change in control or other similar bonuses, compensatory amounts or payments, and other employee-related change of control payments payable by the Company or any Company Subsidiary that remain unpaid as of or after the Closing Date (including the employer portion of any employment-related Taxes arising in connection with any of the foregoing) arising solely out of the consummation of the Merger; provided that any payments pursuant to terminations of employment following the Closing or at the request of Acquirer prior to the Closing shall not constitute Change in Control Payments, (ii) $125,000, which represents the amount of certain severance obligations as mutually agreed by Acquirer and the Company and (iii) any payments pursuant to the Company’s Amended and Restated Management Incentive Plan (the “MIP”) out of the “Closing Pool” (as defined in the MIP).

“Change of Control” means (i) any Person or Group (other than Acquirer or its Affiliates) becomes the beneficial owner, directly or indirectly, of a majority of the voting power of the Company, (ii) a merger, consolidation, or other form of business combination of the Company with another Person (other than Acquirer or its Affiliates) that results in the holders of voting securities of such Person immediately prior to such business combination holding, directly or indirectly, in the aggregate, voting securities carrying a majority of the voting power of the surviving entity resulting from the business combination (or the ultimate parent of such surviving entity) or (iii) sale of all or substantially all of the assets of the Company and the Company Subsidiaries to any Person (other than Acquirer or its Affiliates).

“Closing Net Working Capital Lower Limit” means [*****].

“Closing Net Working Capital Shortfall” means the amount, if any, by which the Company Net Working Capital, as set forth in the Company Closing Financial Certificate, is less than the Closing Net Working Capital Target, solely in the event and to the extent that the Company Net Working Capital, as set forth in the Company Closing Financial Certificate, is less than the Closing Net Working Capital Lower Limit.

“Closing Net Working Capital Surplus” means the amount, if any, by which the Company Net Working Capital, as set forth in the Company Closing Financial Certificate, is greater than the Closing Net Working Capital Target, solely in the event and to the extent that that the Company Net Working Capital, as set forth in the Company Closing Financial Certificate, is greater than the Closing Net Working Capital Upper Limit.

“Closing Net Working Capital Target” means [*****].

“Closing Net Working Capital Upper Limit” means [*****].

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the capital stock of the Company, including the Company Common Stock and the Company Preferred Stock.

“Company Cash” means the aggregate amount of unrestricted cash of the Company and each Company Subsidiary, on a consolidated basis, as of the Closing; provided that Company Cash shall exclude restricted cash and be calculated net of issued but uncleared checks and drafts and cash overdrafts, and shall include any inbound wires in transit and checks and drafts deposited for the account of the Company and each Company Subsidiary. For purposes of this definition “restricted cash” means any cash or cash equivalents of the Company and each Company Subsidiary that is not freely usable by the Company or the Company Subsidiaries immediately following the Closing because it is subject to restrictions or limitations or Taxes on use or distribution by Applicable Law, Contract or otherwise, including (i) restrictions on withdrawals, dividends or repatriations, (ii) cash that has been historically classified as restricted cash by the Company and the Company Subsidiaries in accordance with GAAP, (iii) cash that is necessary to meet any minimum cash, deposit or equity balances pursuant to any Applicable Law, (iv) cash represented by real estate lease deposits, (v) cash that is held in third-party escrow accounts, (vi) the amount of cash that would be payable as withholding or dividend declaration Taxes upon distribution of by each Subsidiary of the Company of cash and (vii) any cash held by or associated with the Rockland Trust. Notwithstanding the foregoing, “restricted cash” shall not include, and the Company Cash calculation shall include, up to [*****] of cash of the Company’s Indian Subsidiary, Interactions Virtual Assistant India LLP.

“Company Closing Financial Certificate” means a certificate, in form and substance reasonably satisfactory to Acquirer, executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying, as of the Closing, the amount of (i) Company Net Working Capital (including (a) the Company’s balance sheet as of the Closing prepared in accordance with the Accounting Principles and (b) an itemized list of each element of the Company’s current assets and current liabilities included in the Company Net Working Capital), (ii) Company Cash, (iii) Company Debt, including an itemized list of each item of Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed and (iv) any Transaction Expenses that are incurred but unpaid as of the Closing, including an itemized list of each such Transaction Expenses and the Person to whom such Transaction Expenses are owed.

“Company Common Stock” means the Common Stock, par value $0.0001, of the Company.

“Company Debt” means, without duplication, as of the Closing: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company and each Company Subsidiary, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks or financial institutions, (ii) all deferred indebtedness of the Company and each Company Subsidiary for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all obligations (if any) owed on credit cards in excess of $50,000, (iv) all outstanding reimbursement obligations of the Company and each Company Subsidiary with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or any Company Subsidiary, (v) all obligations of the Company and each Company Subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company and each Company Subsidiary, whether or not indebtedness secured thereby will have been assumed, (vii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, (viii) all underfunded liabilities, assuming contingencies are satisfied, under any Company Employee Plans, including defined benefit plans, or due to the application of any terms contemplated or agreed upon with any labor organization or similar arrangement, including the employer portion of any related payroll Taxes with respect thereto, (ix) all obligations under COBRA or similar law with respect to any former employees or qualifying beneficiaries thereunder, including the employer portion of any related payroll Taxes with respect thereto, (x) all Specified Employee Liabilities, (xi) [*****].

“Company Employee” means any current or former employee of the Company or any Company Subsidiary.

“Company Net Working Capital” means, without double counting, (i) the Company’s total current assets as of the Closing less (ii) the Company’s consolidated total current liabilities as of the Closing, in each case calculated in accordance with the Accounting Principles. For purposes of calculating Company Net Working Capital, (A) the Company’s current assets will exclude Company Cash and restricted cash and income Tax assets and deferred Tax assets, and (B) the Company’s total current liabilities will include (without duplication) accounts payable, accrued liabilities, deferred rent and other deferred expenses, but shall exclude all Company Debt, any sales, use, gross receipts, value added, and similar Taxes other than such Taxes for Tax periods for which a Tax Return is first due after the Closing Date and solely in jurisdictions in which the Company and the Company Subsidiaries, as applicable, have previously filed Tax Returns with respect to such Taxes, income Tax liabilities and deferred Tax liabilities, deferred revenue, and Transaction Expenses.

“Company Option Plans” means the Company’s 2005 Equity Compensation Plan, 2013 Stock Option Plan and 2023 Stock Option and Grant Plan.

“Company Optionholders” means (i) with respect to any time before the Closing, collectively, the holders of record of Company Options outstanding as of such time and (ii) with respect to any time at or after the Closing, collectively, the holders of record of Company Options outstanding as of immediately prior to the Effective Time.

“Company Options” means options to purchase Company Capital Stock.

“Company Preferred Stock” means, collectively, the Company Series A-1 Stock, the Company Series A-2 Stock, the Company Series B Stock, Company Series C Stock, the Company Series D Stock, the Company Series E Stock, Company Series F Stock, the Company Series G Stock, the Company Series G-1 Stock, Company Series G-2 Stock and the Company Series G-3 Stock.

“Company Securityholders” means, collectively, the Company Stockholders, the Company Warrantholders and Company Optionholders.

“Company Series A-1 Stock” means the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series A-2 Stock” means the Series A-2 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series C Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series D Stock” means the Series D Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series E Stock” means the Series E Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series F Stock” means the Series F Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series G Stock” means the Series G Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series G-1 Stock” means the Series G-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series G-1 Stockholders” means the holders of shares of Company Series G-1 Stock outstanding as of immediately prior to the Effective Time.

“Company Series G-2 Stock” means the Series G-2 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series G-3 Stock” means the Series G-3 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series G-3 Stockholders” means the holders of shares of Company Series G-3 Stock outstanding as of immediately prior to the Effective Time.

“Company Stockholders” means (i) with respect to any time before the Closing, collectively, the holders of record of Company Capital Stock outstanding as of such time and (ii) with respect to any time at or after the Closing, collectively, the holders of record of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Company Subsidiary” or “Company Subsidiaries” means each direct or indirect subsidiary of the Company.

“Company Warrantholders” means any holder of Company Warrants.

“Company Warrant” means each warrant exercisable for Company Capital Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Contractor” means any person or entity who/which provides services, whether directly or indirectly through others, to the Company as an independent contractor and not an employee, including as consultant, advisor, board member or freelancer.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time in respect of which appraisal or dissenters’ rights will have been perfected in accordance with the DGCL, and not waived, withdrawn or lost, in connection with the Merger.

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any capital stock or share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated as of December 15, 2014, by and among the Company, OpCo and the Specified Stockholder.

“FBAR” means a Report of Foreign Bank and Financial Accounts, filed on FinCEN Form 114 or any predecessor or successor form.

“Fraud” means, (i) with respect to Acquirer or Merger Sub, fraud under Delaware common law (with the element of scienter) by Acquirer in making a representation set forth in Article III and (ii) with respect to each other Person, fraud under Delaware common law (with the element of scienter).

“G-1 Per Share Amount” means an amount equal to the quotient obtained by dividing (i) the Series G-1 Consideration by (ii) the Total Company Series G-1 Stock.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means any supranational, national, state, municipal, local, tribal or foreign government, any court, tribunal, arbitrator, mediator, administrative agency, commission, regulatory authority or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange, local or supranational central bank or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Taxing or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity, the OCS and any court or other tribunal).

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Holdback Amount” means, collectively, the Adjustment Holdback Amount and the Indemnity Holdback Amount.

“Holdback Funds” means, collectively, the Adjustment Holdback Fund and the Indemnity Holdback Fund.

“Indemnifying Parties” means the Company Series G-3 Stockholders.

“Indemnity Holdback Amount” means an amount equal to $150,000.

“Indemnity Holdback Period” means the period of time beginning on the Closing Date and ending on the date that is 12 months following the Closing Date.

“Indemnity Holdback Release Date” means the 12-month anniversary of the Closing Date.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter, after reasonable inquiry, of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual, the executive officers of such Person, and with respect to the Company, Mike Iacobucci, Mary Clermont, Phil Gray and Lindsay Semas.

“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Material Adverse Effect” means, with respect to any Person, any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, is, or would reasonably be likely to have, (i) a materially adverse effect on the financial condition, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries (taken as a whole), except to the extent that any such Effect directly results from (a) changes in general economic conditions or the commodity or financial markets generally, including changes in interest or exchange rates, (b) changes affecting the industry generally in which such Person operates, (c) changes in Applicable Law or the political conditions generally in the United States or any other country or jurisdiction in which the Company has material operations or assets, (d) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, acts of God, earthquakes, hurricanes, tornadoes, floods, other weather conditions, or other calamities (including pandemics), (e) changes in GAAP, (f) the effects of any facts or circumstances solely relating to Acquirer or any of its Affiliates or the effect of any action taken by Acquirer or any of its Affiliates with respect to the Transactions (to the extent not required under this Agreement or requested by the Company), or (g) any failure by the Company to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); provided, in each case of clauses (a) – (g), that such changes do not affect such Person disproportionately as compared to such Person’s competitors or (ii) would prevent such Person from consummating the Transactions in accordance with this Agreement and Applicable Law.

“Misconduct Claim” includes, without limitation any actions, allegations, claims, disputes, or suits relating to: (i) harassment, whether or not meeting the legal definition of actionable harassment, discrimination, or retaliation; (ii) if made to a subordinate service provider of the Company or any Company Subsidiary: (A) sexual advances, (B) lewd or sexually explicit comments, or (C) the sending of sexually explicit images or messages (excluding sexually explicit images or messages that are part of programing of legitimate works for the Company); (iii) if made to a Person who has not invited such conduct and, at the time, would reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: (A) sexual advances or (B) sexually explicit comments; or (iv) retaliatory act for refusing or opposing any of the above.

“OpCo” means Interactions LLC, a wholly owned subsidiary of the Company.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.

“Parent Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent PSUs” means awards of performance stock units of Parent with respect to Parent Common Stock.

“Parent RSUs” means awards of restricted stock units of Parent with respect to Parent Common Stock.

“Paying Agent Agreement” means the agreement to be entered into at the Closing by and between Acquirer and the Paying Agent, in the form attached hereto as Exhibit G.

“Permitted Encumbrances” means: (i) statutory liens for current Taxes that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) non-exclusive licenses to or rights to use Company Products by the Company in the ordinary course of business and consistent with past practice on the Standard Customer Contracts.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“PPP” means the Paycheck Protection Program administered by the SBA.

“Pre-Closing Taxes” means (in each case determined in accordance with Section 4.4(e)) any (i) Taxes of the Company or any Company Subsidiary for a Taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (ii) Taxes of Company Securityholders and holders of Company Options (including, without limitation, capital gains Taxes arising as a result of the Transactions) or any of their Affiliates (excluding the Company and the Company Subsidiaries) for any Tax period, (iii) Taxes for which the Company or any Company Subsidiary (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (iv) Taxes of any other Person for which the Company or any Company Subsidiary is liable as a transferee, successor, by Contract (other than a Contract entered into in the ordinary course of business, a primary purpose of which does not relate to Taxes), or by operation of Applicable Law, in each case if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date; (v) any Taxes of the Company or Acquirer (determined on a “with and without” basis) arising as a result of “tested income” or “subpart F income” (within the meaning of Section 951A(c)(2)(A) and Section 952 of the Code, respectively) of the Company or any Company Subsidiary that was earned in a Pre-Closing Tax Period; and (vi) any Taxes imposed on the Company or any Company Subsidiary as a result of Interactions LLC becoming a wholly owned Subsidiary of the Company in connection with the Closing or the retirement of the Company Debt at Closing. Notwithstanding anything to the contrary herein, Pre-Closing Taxes includes any payroll Taxes (including those related to Specified Employee Liabilities), or other Taxes of the Company and the Company Subsidiaries arising in connection with any payment required pursuant to, or arising as a result of, the payment of Company Debt or Transaction Expenses, whether or not such Taxes are due and payable as of the Closing Date.

“Pro Rata Share” means, with respect to an Indemnifying Party, a fraction, the numerator of which is the sum of the aggregate amount of cash that such Indemnifying Party is entitled to be paid pursuant to Section 1.4(a) (which, for the avoidance of doubt, excludes any payments in respect of Dissenting Shares) and the denominator of which is the sum of the aggregate amount of cash that all Indemnifying Parties are entitled to be paid pursuant to Section 1.4(a) (which, for the avoidance of doubt, excludes any payments in respect of Dissenting Shares); provided that each Indemnifying Party’s Pro Rata Share with respect to any Personal Indemnification Matter shall be 100%.

“R&W Policy” means the representations and warranties insurance policy entered into by Acquirer and AIG Specialty Insurance Company.

“Relevant Tax Contest” has the meaning set forth in Section 4.4(d).

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“SBA” means the Small Business Administration.

“Securities Act” means the Securities Act of 1933, as amended.

“Series G-1 Consideration” means an amount in cash equal to $71,483.33.

“Specified Employee Liabilities” means, without double counting, (i) the amount of any accrued or unpaid wage, salary, bonus, accrued overtime or other employment-related benefit of the Company or any Company Subsidiary (other than accrued vacation), (ii) the amount of any unpaid severance due and owed by the Company or any Company Subsidiary prior the Closing, (iii) any liabilities under any retirement or defined benefit plans, contingent or otherwise, (iv) (A) the amount of any performance-based compensation arrangement (including under any commission plans or policies) which is earned and unpaid as of Closing and for which the Company has received the cash paid in respect of such performance on or prior to Closing, and (v) all employer payroll tax obligations arising from any of the foregoing.

“Specified Stockholder” means the stockholder of the Company set forth on Schedule C.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more subsidiaries or by one or more other subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such other Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, capital gains, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, escheat, social security (or equivalent), health tax, national insurance, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a Tax, together with any interest, linkage increments or any penalty, addition to tax or additional amount (whether disputed or not) imposed with respect thereto by any Governmental Entity having or purporting to have responsibility for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), including any amendment thereof, filed or required to be filed with respect to Taxes.

“Total Company Series G-1 Stock” means the sum, without duplication, of the aggregate number of shares of Company Series G-1 Stock that are issued and outstanding immediately prior to the Effective Time, excluding any shares of Company Series G-1 Stock that are owned by the Company as treasury stock, if any.

“Total Company Series G-3 Stock” means the sum, without duplication, of the aggregate number of shares of Company Series G-3 Stock that are issued and outstanding immediately prior to the Effective Time, excluding any shares of Company Series G-3 Stock that are owned by the Company as treasury stock, if any.

“Transaction Documents” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed by the Company and/or the Company Subsidiaries, as applicable, in connection with any of the Transactions, including the Stockholder Agreements and the certificate to be delivered pursuant to Section 1.3(a)(i).

“Transaction Expenses” means (i) all unpaid fees and expenses incurred by the Company and the Company Subsidiaries, the Company Securityholders and the Company Employees in connection with the Merger, this Agreement and the Transactions that, in each case, are payable by or otherwise the responsibility of the Company or any Company Subsidiary, whether or not billed or accrued at or after the Closing (including any fees and expenses of legal counsel, accountants, the Stockholders’ Agent and fees and expenses due to financial advisors, investment bankers, brokers, consultants, accountants, and other advisors of the Company or any Company Subsidiary and any such fees and expenses incurred by employees of the Company or any Company Subsidiary and/or Company Securityholders that are paid or to be paid by the Company), (ii) the cost of the Tail Insurance Coverage and the E&O Tail Policy, (iii) any Change in Control Payments (including the employer portion of any employment-related Taxes arising in connection with any such Change in Control Payments and in each of clauses (i) through (ii)) and (iv) the premium, underwriting fee, brokerage commissions and fees payable to the insurer(s) and the broker for the R&W Policy up to a cap of $700,000.

“Transaction Tax Deductions” means the sum of all items of loss, deduction or credit, to the extent deductible for Tax purposes in a Pre-Closing Tax Period in accordance with Applicable Law, determined with at least a “more likely than not” level of comfort, and, without duplication, resulting from or attributable to (a) any portion of the Upfront Consideration that is in the nature of compensation for U.S. federal income Tax purposes, (b) any and all deductible amounts incurred in connection with the retirement of Company Debt as contemplated by this Agreement, (c) the payment of legal, financial advisory, accounting and other similar fees and expenses of the Company or the Company Subsidiaries in connection with the transactions contemplated in this Agreement, and (d) any and all deductible payments of Transaction Expenses (or amounts that would be Transaction Expenses but for being paid prior to Closing) as contemplated by this Agreement. For purposes of the foregoing, the parties agree that the Company will elect to deduct 70% of any success-based fees under Rev. Proc. 2011-29, which shall be treated as a Transaction Tax Deduction. For the avoidance of doubt, the Transaction Tax Deductions will be determined as of the end of the day on the Closing Date.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unpaid Income Tax Amount” means an amount, determined as of the Closing Date, on a jurisdiction by jurisdiction basis (which amount shall not be less than zero with respect to any jurisdiction or any particular Tax), equal to all accrued and unpaid income Tax liabilities of the Company and the Company Subsidiaries with respect to any Pre-Closing Tax Period (determined, with respect to any Tax period that begins on or prior to the Closing Date and ends after the Closing Date, in accordance with Section 4.4(e)) for which Tax Returns are not yet due as of the date of this Agreement, determined by (i) solely including jurisdictions where the Company and the Company Subsidiaries, as applicable, have filed income Tax Returns, or for which Tax Returns are required to be filed as a result of a change in Applicable Law or facts since the prior Tax period, (ii) calculated in a manner consistent with past practice, including reporting positions, elections, and accounting and valuation methods (except to the extent otherwise required by Applicable Law), (iii) taking into account any estimated Tax payments and prepayments and any available net operating losses or similar Tax attributes that are actually available to reduce or offset the applicable Tax, (iv) excluding any accruals or reserves for uncertain Tax positions or contingent Tax liabilities, (v) taking into account Transaction Tax Deductions in the Pre-Closing Tax Period to the extent “more likely than not” deductible in such period, (vi) excluding any Taxes resulting from actions, transactions or elections taken or effected by the Company or the Company Subsidiaries or Acquirer on the Closing Date after the Closing, and (vii) allocating to the Pre-Closing Tax Period any prepaid amounts, deferred revenue or adjustments under Section 481 of the Code in each case arising out of amounts received or changes in methods of accounting initiated prior to the Closing Date. For the avoidance of doubt, Unpaid Income Tax Amount shall not include any sales and use Taxes.

“Unvested Company Shares” means shares of Company Capital Stock that are not vested under the terms of any Contract with the Company or are subject to forfeiture or a right of repurchase by the Company (including pursuant to any stock option agreement, stock option exercise agreement, restricted stock purchase agreement or otherwise).

“Upfront Consideration” means an amount equal to (i) $60,000,000 minus (ii) the Closing Net Working Capital Shortfall, if any, plus (iii) the Closing Net Working Capital Surplus, if any, plus (iv) the Company Cash, minus (v) any Transaction Expenses unpaid as of the Closing, minus (vi) any Company Debt minus (vii) the Series G-1 Consideration.

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